Exhibit 10.1

[Execution]

ABL CREDIT AGREEMENT

by and among

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Sole Lead Arranger,

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Sole Book Runner,

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Collateral Agent

THE LENDERS THAT ARE PARTIES HERETO
as the Lenders,

CROSS COUNTRY HEALTHCARE, INC.
 as Parent and a Borrower,

and

THE SUBSIDIARIES OF PARENT IDENTIFIED HEREIN
as Borrowers

THE SUBSIDIARIES OF PARENT IDENTIFIED HEREIN
as Guarantors

Dated as of October 25, 2019

4.2	Due Authorization; No Conflict	86

4.3	Governmental Consents	87

4.4	Binding Obligations; Perfected Liens	87

4.5	Title to Assets; No Encumbrances	87

4.6	Litigation	87

4.7	Compliance with Laws	88

4.8	No Material Adverse Effect	88

4.9	Solvency	88

4.10	Employee Benefits	88

4.11	Environmental Condition	89

4.12	Complete Disclosure	89

4.13	Patriot Act	90

4.14	Payment of Taxes	90

4.15	Margin Stock	90

4.16	Governmental Regulation	90

4.17	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	91

4.18	Employee and Labor Matters	91

4.19	[Reserved]	91

4.20	[Reserved]	91

4.21	Eligible Accounts	91

4.22	Material Contracts	92

4.23	[Reserved]	92

4.24	Hedge Agreements	92

4.25	Health Care Matters	92

5.	AFFIRMATIVE COVENANTS	93

5.1	Financial Statements, Reports, Certificates	93

5.2	Reporting	94

5.3	Existence	94

5.4	Maintenance of Properties	94

5.5	Taxes	94

5.6	Insurance	94

5.7	Inspection; Field Examinations	95

5.8	Compliance with Laws	96

5.9	Environmental	96

5.10	[Reserved]	96

5.11	Formation of Subsidiaries	96

5.12	Further Assurances	97

5.13	Location of Chief Executive Office	98

5.14	Compliance with ERISA and the IRC	98

5.15	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	98

5.16	Compliance with Health Care Laws	98

6.	NEGATIVE COVENANTS	99

6.1	Indebtedness	99

6.2	Liens	99

6.3	Restrictions on Fundamental Changes	99

6.4	Disposal of Assets	100

6.5	Nature of Business	100

6.6	Prepayments and Amendments	100

6.7	Restricted Payments	101

6.8	Accounting Methods	101

6.9	Investments	101

6.10	Transactions with Affiliates	101

6.11	Use of Proceeds	102

6.12	[Reserved]	102

6.13	[Reserved]	102

6.14	Employee Benefits	102

6.15	[Reserved]	103

7.	FINANCIAL COVENANTS	103

8.	EVENTS OF DEFAULT	103

8.1	Payments	103

8.2	Covenants	103

8.3	Judgments	104

8.4	Voluntary Bankruptcy, etc.	104

8.5	Involuntary Bankruptcy, etc.	104

8.6	Default Under Other Agreements	104

8.7	Representations, etc.	104

8.8	Guaranty	105

8.9	Security Documents	105

8.10	Loan Documents	105

8.11	ERISA	105

8.12	Change of Control	105

8.13	Health Care Laws	105

9.	RIGHTS AND REMEDIES	106

9.1	Rights and Remedies	106

9.2	Remedies Cumulative	106

9.3	Right to Cure	107

10.	WAIVERS; INDEMNIFICATION	108

10.1	Demand; Protest; etc.	108

10.2	The Lender Group’s Liability for Collateral	108

10.3	Indemnification	108

11.	NOTICES	109

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION	110

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS	113

13.1	Assignments and Participations	113

13.2	Successors	117

14.	AMENDMENTS; WAIVERS	117

14.1	Amendments and Waivers	117

14.2	Replacement of Certain Lenders	119

14.3	No Waivers; Cumulative Remedies	120

15.	AGENTS; THE LENDER GROUP	120

15.1	Appointment and Authorization of Agents	120

15.2	Delegation of Duties	121

15.3	Liability of Agent	121

15.4	Reliance by Agent	122

15.5	Notice of Default or Event of Default	122

15.6	Credit Decision	123

15.7	Costs and Expenses; Indemnification	123

15.8	Each Agent in Individual Capacity	124

15.9	Successor Agent	124

15.10	Lender in Individual Capacity	125

15.11	Collateral Matters	125

15.12	Restrictions on Actions by Lenders; Sharing of Payments	127

15.13	Agency for Perfection	127

15.14	Payments by Agent to the Lenders	128

15.15	Concerning the Collateral and Related Loan Documents	128

15.16	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	128

15.17	Several Obligations; No Liability	129

15.18	Lead Arranger and Book Runner	129

16.	WITHHOLDING TAXES	129

16.1	Payments	129

16.2	Exemptions	130

16.3	Reductions	132

16.4	Refunds	132

17.	GENERAL PROVISIONS	133

17.1	Effectiveness	133

17.2	Section Headings	133

17.3	Interpretation	133

17.4	Severability of Provisions	133

17.5	Bank Product Providers	133

17.6	Debtor-Creditor Relationship	134

17.7	Counterparts; Electronic Execution	134

17.8	Revival and Reinstatement of Obligations; Certain Waivers	134

17.9	Confidentiality	135

17.10	Survival	137

17.11	Patriot Act; Due Diligence	137

17.12	Integration	137

17.13	Parent as Agent for Borrowers	137

17.14	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	138

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit J-1	Form of Joinder
Exhibit P-1	Form of Perfection Certificate

Schedule A-1	Administrative Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Existing Letters of Credit
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Capitalization of Borrowers, Capitalization of Borrowers’ Subsidiaries
Schedule 4.6	Litigation
Schedule 4.10	Employee Benefits
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.22	Material Contracts
Schedule 4.25	Health Care Proceedings
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.5	Nature of Business

ABL CREDIT AGREEMENT

THIS ABL CREDIT AGREEMENT, is entered into as of October 25, 2019 by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, the “Lead Arranger”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association as sole book runner (in such capacity, together with their successors and assigns in such capacity, the “Book Runner”),  WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), CROSS COUNTRY HEALTHCARE, INC., a Delaware corporation (“Parent”), CEJKA SEARCH, INC., a Delaware corporation (“Cejka”), CROSS COUNTRY STAFFING, INC., a Delaware corporation (“Cross Country Staffing”), CROSS COUNTRY SUPPORT SERVICES, LLC, a Delaware limited liability company (“Cross Country Support”), ASSIGNMENT AMERICA, LLC, a Delaware limited liability company (“Assignment America”), TRAVEL STAFF, LLC, a Delaware limited liability company (“Travel Staff”), LOCAL STAFF, LLC, a Delaware limited liability company (“Local Staff”), MEDICAL DOCTOR ASSOCIATES, LLC, a Delaware limited liability company (“Medical Doctor”), OWS, LLC, a Delaware limited liability company (“OWS”), NEW MEDISCAN II, LLC, a California limited liability company (“New Mediscan”), MEDISCAN DIAGNOSTIC SERVICES, LLC, a California limited liability company (“Mediscan Diagnostic”), ADVANTAGE RN, LLC, a Delaware limited liability company (“Advantage RN”), ADVANTAGE RN LOCAL STAFFING, LLC, a Delaware limited liability company (“Advantage RN Local Staffing”), and AMERICAN PERSONNEL, INC., a Massachusetts corporation (“American Personnel” and together with Parent, Cejka, Cross Country Staffing, Cross Country Support, Assignment America, Travel Staff, Local Staff, Medical Doctor, OWS, New Mediscan, Mediscan Diagnostic, Advantage RN, Advantage RN Local Staffing and those additional persons that hereafter become parties hereto as Borrowers in accordance with the terms hereof, each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), ARNCP, LLC, a Delaware limited liability company (“ARNCP”), MDA HOLDINGS, INC., a Delaware corporation (“MDA Holdings”), CREDENT VERIFICATION AND LICENSING SERVICES, LLC, a Delaware limited liability company (“Credent Verification”), MEDISCAN NURSING STAFFING, LLC, a California limited liability company (“Mediscan Nursing Staffing” and together with ARNCP, MDA Holdings, Credent Verification and those additional persons that hereafter become parties hereto as Guarantors in accordance with the terms hereof, each, a “Guarantor” and individually and collectively, jointly and severally, the “Guarantors”).

The parties agree as follows:

1.           DEFINITIONS AND CONSTRUCTION.

1.1            Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the UCC).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Account Party” has the meaning specified therefor in Section 2.11(h) of this Agreement.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) or any change in the application of accounting principles adopted by the Parent from time to time which change in application is permitted by GAAP.

“Acquired Indebtedness” means Indebtedness of a Person (a) whose assets or Equity Interests are acquired by a Loan Party or any of its Subsidiaries in a Permitted Acquisition, (b) that is assumed by a Loan Party or any of its Subsidiaries in a Permitted Acquisition and (c) any Refinancing Indebtedness in respect of such Indebtedness in clauses (a) and (b); provided, that, such Indebtedness (i) was in existence prior to the date of such Permitted Acquisition, and (ii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means any transaction or series of related transactions, consummated on or after the Closing Date, by which any Company (a) acquires any business of any Person, division thereof or line of business, or all or a substantial portion of the assets of any Person, whether through purchase of assets, merger, consolidation, amalgamation or otherwise, or (b) acquires securities or other ownership interests of any Person having at least a majority of the combined voting power of the then outstanding Equity Interests of such Person.

“Administrative Agent” has the meaning specified therefor in the preamble to this Agreement.

“Administrative Agent’s Account” means the Deposit Account of Administrative Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Administrative Agent that has been designated as such, in writing, by Administrative Agent to Administrative Borrower and the Lenders).

“Administrative Agent’s Liens” means the Liens granted by each Loan Party or its Subsidiaries to Administrative Agent under the Loan Documents and securing any of the Obligations.

“Administrative Borrower” has the meaning specified therefor in Section 17.13 of this Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of this Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that for purposes of the definition of Eligible Accounts and Section 6.10 of this Agreement: (a) if any Person owns directly or indirectly ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or ten percent (10%) or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person), then both such Persons shall be Affiliates of each other and (b) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agents” means, collectively, Administrative Agent and Collateral Agent.

“Agent-Related Persons” means each Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agreement” means this ABL Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Margin” means (a) as to Revolving Loans (other than Supplemental Loans) for which interest is calculated based on the Base Rate, the applicable Base Rate margin set forth below, (b) as to Revolving Loans (other than Supplemental Loans) for which interest is calculated based on the LIBOR Rate or LIBOR Index Rate, the applicable LIBOR Rate margin set forth below, (c) as to Supplemental Loans for which interest is calculated based on the Base Rate, three percent (3.0%), and (d) as to Supplemental Loans for which interest is calculated based on the LIBOR Rate or LIBOR Index Rate, four percent (4.0%).  In the case of clauses (a) and (b), the margin shall be determined for each calendar month based upon the Monthly Average Excess Availability as follows:

Tier	Monthly Average Excess Availability	Applicable Base Rate Margin (“Base Rate Margin”)	Applicable LIBOR Rate Margin and LIBOR Index Rate Margin (“LIBOR Rate Margin”)
1	Greater than or equal to sixty-six and two-thirds percent (66-2/3%) of the Maximum Credit	0.50%	1.50%
2	Greater than or equal to thirty-three and one-third percent (33-1/3%) of the Maximum Credit but less than sixty-six and two-thirds percent (66-2/3%) of the Maximum Credit	0.75%	1.75%
3	Less than thirty-three and one-third percent (33-1/3%) of the Maximum Credit	1.00%	2.00%

Provided, that, for purposes of clauses (a) and (b) above, (i) the Applicable Margin shall be calculated and established once each calendar month and shall remain in effect until adjusted for the next calendar month, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of each such calendar month based on the Monthly Average Excess Availability for the immediately preceding calendar month, (iii) notwithstanding anything to the contrary contained herein, for the period from the Closing Date until the last day of the first full calendar month immediately following the Closing Date, the Applicable Margin shall be based on the applicable percentage set forth in Tier 1, and (iv) in the event that Administrative Borrower fails to provide any Borrowing Base Certificate or other information with respect thereto for any period on the date required hereunder, effective as of the date on which such Borrowing Base Certificate or other information was otherwise required, at Administrative Agent’s option, the Applicable Margin shall be based on the highest rate above until the next Business Day after a Borrowing Base Certificate or other information is provided for the applicable period at which time the Applicable Margin shall be adjusted as otherwise provided herein.  In the event that at any time after the end of any calendar month the Monthly Average Excess Availability for such calendar month used for the determination of the Applicable Margin was greater than the actual amount of the Monthly Average Excess Availability for such period as a result of the inaccuracy of information provided by or on behalf of any Borrower to Administrative Agent for the calculation of Excess Availability, the Applicable Margin for such period shall be adjusted to the applicable percentage based on such actual Monthly Average Excess Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Administrative Agent after written request for such payment.  The foregoing shall not be construed to limit the rights of Administrative Agent or Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.

“Applicable Quarter” has the meaning set forth in Section 9.3(a)(i).

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Administrative Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of this Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to this Agreement.

“Authorized Person” means any one of the individuals identified as an officer of a Borrower on Schedule A-2 to this Agreement, or any other individual identified by Administrative Borrower as an authorized person and authenticated through Administrative Agent’s electronic platform or portal in accordance with its procedures for such authentication.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product” means any one or more of the following financial products or accommodations as may be extended to any Loan Party or any of its Subsidiaries by a Bank Product Provider:  (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by any Loan Party or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Administrative Agent) to be held by Administrative Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Administrative Agent as sufficient to satisfy the reasonably estimated credit exposure, operational risk or processing risk with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Administrative Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or its Subsidiaries.

“Bank Product Provider” means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person (a) on or prior to the Closing Date (or such later date as Administrative Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided on or prior to the Closing Date, or (b) on or prior to the date that is ten (10) days after the provision of such Bank Product to a Loan Party or its Subsidiaries (or such later date as Administrative  Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided after the Closing Date; provided further, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it so ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit B-2 to this Agreement, in form and substance satisfactory to Administrative Agent, duly executed by the applicable Bank Product Provider, the applicable Loan Parties, and Administrative Agent.

“Bank Product Reserves” means, as of any date of determination, those reserves that Collateral Agent deems necessary or appropriate in its Permitted Discretion to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of each Loan Party and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus one-half percent (½%), (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one (1) percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).

“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” has the meaning set forth in the definition of the term “Applicable Margin”.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six (6) years.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to this Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Administrative Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Administrative Agent in the case of a Special Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a)    the sum of:

(i)        eighty-five percent (85%) of Eligible Accounts (other than Eligible Unbilled Accounts) that are unpaid up to ninety (90) days from the original invoice date; plus

(ii)        the lesser of (A) $15,000,000 and (B) eighty-five percent (85%) of Eligible Accounts (other than Eligible Unbilled Accounts) that are unpaid ninety-one (91) days or more from the original invoice date up to one hundred fifty (150) days from the original invoice date; plus

(iii)        the lesser of (A) $5,000,000 and (B) eighty-five percent (85%) of Eligible Accounts (other than Eligible Unbilled Accounts) that are unpaid one hundred fifty-one (151) days or more from the original invoice date up to one hundred eighty (180) days from the original invoice date; plus

(iv)        the lesser of (A) $50,000,000 and (B) eighty-five percent (85%) of Eligible Unbilled Accounts that are unpaid up to sixty (60) days from the date of the rendition of the services that are the basis for such Account, provided, that, in no event shall the Eligible Unbilled Accounts unpaid more than thirty (30) days from the date of the rendition of the applicable services up to sixty (60) days from the date of the rendition of services included in this calculation exceed $5,000,000, plus

(v)        the Supplemental Availability, minus

(b)    the aggregate amount of Reserves established by Collateral Agent from time to time under Section 2.1(c) of this Agreement.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B-1 to this Agreement, which such form of Borrowing Base Certificate may be amended, restated, supplemented or otherwise modified from time to time (including without limitation, changes to the format thereof), as approved by Collateral Agent.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan or a LIBOR Index Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (b) expenditures made during such period to consummate one or more Permitted Acquisitions, (c) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (d) expenditures to the extent that they are actually paid for by a third party (excluding any Loan Party or any of its Subsidiaries) and for which no Loan Party or any of its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period), (e) the purchase price of equipment that is purchased with insurance proceeds received in respect of equipment subject to a casualty event and (f) property, plant and equipment taken in settlement of accounts.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Collateralize” shall mean, in respect of any obligations, to provide, pledge and grant a perfected, first priority security interest in Cash or Cash Equivalents for such obligations (and “Cash Collateralization” and “Cash Collateral” have a corresponding meaning), and in the case of such pledge and grant in respect of any Obligations, pursuant to documentation reasonably satisfactory to Administrative Agent (including that Administrative Agent has a first priority perfected Lien in such cash collateral) and the possession by Administrative Agent of such cash or Cash Equivalents in a manner satisfactory to Administrative Agent.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two (2) years from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement,  merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Change in Law” means the occurrence after the date of this Agreement of:  (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means that:

(a)    any Person or two or more Persons acting in concert, shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Parent (or other securities convertible into such Equity Interests) representing thirty-five percent (35%) or more of the combined voting power of all Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent,

(b)    during any period of twenty-four (24) consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Parent such that a majority of the members of such Board of Directors are not Continuing Directors, or

(c)    Parent fails to own and control, directly or indirectly, one hundred percent (100%) of the Equity Interests of each other Loan Party (except pursuant to transactions otherwise expressly permitted by the Loan Documents).

“Closing Date” means the date of the making of the initial Revolving Loan (or other extension of credit) under this Agreement.

“CMS” means The Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services, and any Governmental Authority successor thereto.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or any of its Subsidiaries in or upon which a Lien is granted by such Person in favor of Administrative Agent or the Lenders under any of the Loan Documents.

“Collections” means, all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds and tax refunds).

“Commitment” means, with respect to each Lender, its Commitment, and, with respect to all Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance or Increase Joinder pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to this Agreement delivered by the chief financial officer or treasurer of Parent to Administrative Agent.

 “Confidential Information” has the meaning specified therefor in Section 17.9(a) of this Agreement.

“Consolidated Net Income” means, for Parent and its Subsidiaries (including Cross Country Talent Acquisition Group, L.L.C.) for any period determined on a consolidated basis, the net income (or loss) of Parent and its Subsidiaries for such period but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains or losses, and (b) any gains attributable to write-ups of assets.

“Consolidated Total Assets” means, as of any date, the total assets of Parent and its Subsidiaries determined in accordance with GAAP, as of the last day of the fiscal quarter ended immediately prior to the date of such determination for which financial statements have been received by Administrative Agent.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Administrative Agent, executed and delivered by a Loan Party or one of its Subsidiaries, Administrative Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyright Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Cure Notice” has the meaning set forth in Section 9.3(b).

“Cure Period” has the meaning set forth in Section 9.3(a).

“Cure Right” has the meaning set forth in Section 9.3(a).

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified any Borrower, Administrative Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Administrative Agent or Administrative Borrower, to confirm in writing to Administrative Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Administrative Borrower, Issuing Bank, and each Lender.

“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the UCC).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1 to this Agreement (or such other Deposit Account of Administrative Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Administrative Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Administrative Agent).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve (12) months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by the extent to which Dilution is in excess of five percent (5.0%).

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests (other than in respect of taxes), in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Dollars” or “$” means United States dollars.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

“Earn-Outs” means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“EBITDA” means, with respect to any fiscal period and with respect to Parent and its Subsidiaries determined, in each case, on a consolidated basis in accordance with GAAP, an amount equal to the sum of

(a)    Consolidated Net Income for such period (excluding gains and losses from any sale of assets, other than sales of inventory in the ordinary course of business) plus

(b)    to the extent deducted in determining Consolidated Net Income for such period, without duplication, (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) depreciation and amortization for such period, (iv) non-cash charges (or minus non-cash gains), including non-cash charges with respect to asset impairment, stock based compensation, adjustments of contingent consideration liabilities (including, but not limited to, adjustments made at the time of payment) and losses on derivatives (other than the write-down of current assets) for such period, (v) fees and expenses in connection with Permitted Acquisitions, permitted issuances of Indebtedness or equity securities and Asset Sales, (vi) expenses pertaining to the replacement of the legacy applicant tracking systems, (vii) fees and expenses incurred in connection with the Existing Credit Facility (including payments required in connection with the termination of the existing Hedge Agreement related thereto), with the Loan Documents or with any other Permitted Indebtedness, and any amendments, waivers, supplements or other modifications thereto and (viii) legal settlements in excess of insurance proceeds, plus

(c)    integration and restructuring costs, cost savings and synergies that are supported by quality of earnings reports or other reports in form and substance reasonably acceptable to Administrative Agent; provided, that, in any event, the aggregate amount added back pursuant to clauses (b)(v), (b)(vi), (b)(viii) above and this clause (c) shall not exceed (i) for all charges incurred on or prior to the Closing Date, $2,500,000 and (ii) for all charges after the Closing Date, an amount equal to the greater of (A) five percent (5.0%) of EBITDA for such period (determined prior to giving effect to such add-backs) and (B) $5,000,000.

For purposes of this definition of EBITDA, the term “Asset Sales” means the sale, transfer, license, lease or other disposition of any property by Parent or any Subsidiary, including any sale and leaseback transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale of inventory in the ordinary course of business; (b) the sale or disposition for fair market value of obsolete or worn out property or other property not necessary for operations of Parent and its Subsidiaries disposed of in the ordinary course of business; (c) the disposition of property (including the cancellation of Indebtedness) permitted hereunder to Parent or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others in the ordinary course of business or not interfering in any material respect with the business of Parent or any Subsidiary; (f) the sale or disposition of Permitted Investments for fair market value in the ordinary course of business; and (g) the disposition of shares of Equity Interests of any Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable law.

For the purposes of calculating EBITDA for any Reference Period, if at any time during such Reference Period (and after the Closing Date), any Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S -X promulgated under the Securities Act and as interpreted by the staff of the SEC) or in such other manner acceptable to Administrative Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.  For purposes of calculating EBITDA for any Reference Period, the net income of any Person (other than Parent) in which any Person (other than Parent, any other Loan Party or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest shall be excluded from the net income used for purposes of determining EBITDA of Parent and its Subsidiaries, except to the extent of the amount of dividends or other distributions actually paid to Parent or any other Wholly-Owned Subsidiary by such Person during such period, but in no event to exceed $5,000,000  in any Reference Period.

Notwithstanding the foregoing, for purposes of this Agreement, EBITDA (a) for the fiscal quarter ended December 31, 2018 shall be deemed to be $5,883,040, (b) for the fiscal quarter ended March 31, 2019 shall be deemed to be $3,302,558, (c) for the fiscal quarter ended June 30, 2019 shall be deemed to be $5,992,948 and (d) for the fiscal quarter ended September 30, 2019, shall be determined using a consistent methodology as used for the historical figures in clauses (a), (b) and (c) above and giving pro forma effect to the transactions contemplated by the Loan Documents..

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means those Accounts created by a Borrower in the ordinary course of its business, that arise out of such Borrower’s providing employees under its arrangements with Account Debtors, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible as a result of any criteria set forth below; provided, that such criteria may be revised from time to time by Collateral Agent in its Permitted Discretion to address the results of any information with respect to the business or assets of a Borrower of which Collateral Agent becomes aware after the Closing Date, including any field examination performed by (or on behalf of) any Agent from time to time after the Closing Date.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, finance charges, service charges, discounts, credits, allowances, rebates, deferred revenue, subcontractor liability pertaining to both billed and unbilled amounts.  Eligible Accounts shall not include the following:

(a)    Accounts that the Account Debtor has failed to pay within one hundred eighty (180) days of the original invoice date, subject to such sublimits with respect thereto as are provided for in the definition of the term “Borrowing Base”,

(b)    Accounts owed by an Account Debtor (or its Affiliates) where fifty percent (50%) or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)    Accounts with respect to which the Account Debtor is an Affiliate of any Loan Party or an employee of any Loan Party or any Affiliate of any Loan Party, except for Accounts with respect to which Cross Country Talent Acquisition Group, LLC is the Account Debtor that are otherwise Eligible Accounts, provided, that, the aggregate amount of such Accounts that are considered Eligible Accounts shall not exceed $2,500,000 at any one time,

(d)    Accounts that are not payable in Dollars,

(e)    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or Canada or any state, district, territory or province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, district, territory, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Collateral Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Administrative Agent and, if requested by Collateral Agent, is directly drawable by Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Collateral Agent,

(f)    Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Collateral Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States or any other Governmental Authority, except such Accounts that are otherwise Eligible Accounts may be Eligible Accounts, provided, that, in the event that Excess Availability is less than the greater of fifteen percent (15%) of the Loan Cap or $12,000,000 or the aggregate amount of such Accounts are greater than twenty-five percent (25%) of the Borrowing Base (determined without regard to such Accounts), then in either case promptly upon the request of Collateral Agent Borrowers shall comply with the Assignment of Claims Act, 31 USC Section 3727 or such  other similar statutes that might be applicable thereto, as the case may be, that require compliance in connection with the rights of a secured party with respect thereto,

(g)    Accounts with respect to which the Account Debtor is a creditor of a Borrower, has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, solely to the extent of the amount of such claim, right of recoupment or setoff, or dispute,

(h)    Accounts with respect to an Account Debtor whose Eligible Accounts owing to Borrowers exceed fifteen percent (15%) (such percentage, as applied to a particular Account Debtor, being subject to reduction by Collateral Agent (subject to Section 2.1(c)) in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Collateral Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(i)    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Loan Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(j)    Accounts, the collection of which, Collateral Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition, subject to Section 2.1(c),

(k)    Accounts that are not subject to a valid and perfected first priority Administrative Agent’s Lien, other than Permitted Liens under clause (b)(i) of the definition thereof,

(l)    Accounts with respect to which  the services giving rise to such Account have not been performed and billed to the Account Debtor, except to the extent constituting Eligible Unbilled Accounts, subject to such sublimits with respect thereto as are provided for in the definition of the term “Borrowing Base”,

(m)                  Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(n)    Accounts (i) that represent the right to receive advance payments that are due prior to the completion of the service by the applicable employees provided by such Borrower to the applicable Account Debtor under the terms of their arrangements, or (ii) that represent credit card sales,

(o)    Accounts arising out of a cost report settlement or expected settlement,

(p)    Account owing by any Account Debtor if any Loan Party has received notice that such Account Debtor has or intends to terminate its contract with any Loan Party as a result of any default thereunder by such Loan Party or Loan Party is otherwise in default or has failed to comply with the terms of its contract with such Account Debtor, or

(q)    Accounts owned by a target acquired in connection with a Permitted Acquisition or Permitted Investment, or Accounts owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement; provided, that such Accounts will be limited to the lesser of (i) $10,000,000 and (ii) fifty percent (50%) of the amount of the Accounts of the target acquired in connection with such Permitted Acquisition until the earlier of (A) sixty (60) days (or such longer period as may be agreed by Collateral Agent in its Permitted Discretion) after the date such Accounts are included in the Borrowing Base or (B) the completion of a field examination with respect to such Accounts, in each case, satisfactory to Collateral Agent in its Permitted Discretion..

“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (A) (x) such bank is acting through a branch or agency located in the United States, or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (d) during the continuation of an Event of Default, any other Person approved by Administrative Agent.

“Eligible Unbilled Accounts” means an Account (a) which has been earned by a Borrower's performance (supported by time cards or equivalent records reflecting time submitted by personnel which is the basis for such Account that is maintained by either such Borrower (or by a Loan Party on its behalf) or the applicable Account Debtor, as the case may be) and which is accrued on such Borrower's books and records but which has not been invoiced by such Borrower; (b) which remains uninvoiced for no longer than sixty (60) days (or such longer period as may be agreed by Collateral Agent in its Permitted Discretion) after the date on which such Borrower's right to payment under such Account was earned; (c) which is reflected on such Borrower's books and records in form reasonably acceptable to Collateral Agent; and (d) except for clauses (a), (b) and (c) above, would satisfy the criteria applicable to Eligible Accounts.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or any of its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the UCC).

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), provided, that, Indebtedness that is convertible into Equity Interests shall not at the same time also be deemed to be Equity Interests, without limiting the treatment of any Equity Interests that arise from the conversion of such Indebtedness as Equity Interests..

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or any of its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or any of its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified therefor in Section 8 of this Agreement.

“Excess Availability” means at any time, the amount equal to (a) the Loan Cap minus (b) the Revolver Usage.

“Excess Availability Test Date” means the earlier of: (a) the date that is thirty (30) days after the Closing Date or (b) the date that the Issuing Bank with respect to the Letters of Credit issued on the Closing Date payable to SunTrust Bank and Bank of America, N.A. receives such notices and documents as are satisfactory to it evidencing and confirming that Issuing Bank has no obligations or liabilities in respect of such Letters of Credit and as are sufficient for Issuing Bank to cancel and terminate such Letters of Credit in accordance with its practices and policies.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Subsidiary” means (a) Immaterial Subsidiaries, (b) any Subsidiary of a Loan Party to the extent that the burden or cost (including any potential tax liability) of obtaining a guarantee outweighs the benefit afforded thereby as reasonably determined by Borrowers and Administrative Agent, (c) any not-for-profit subsidiary or captive insurance subsidiary, (d) any Subsidiary of a Loan Party that is organized under the laws of any jurisdiction other than the United States, any state, territory or commonwealth thereof or the District of Columbia which is a controlled foreign corporation (as that term is defined in the IRC) in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the IRC and (e) any Subsidiary of a Loan Party in which a Loan Party has an Equity Interest but is not a Wholly-Owned Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.15), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means (a) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in or that is an Other Connection Tax, (b) United States federal withholding taxes that would not have been imposed but for a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of this Agreement, (c) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office, other than a designation made at the request of a Loan Party), except that Excluded Taxes shall not include (i) with respect to such United States federal withholding taxes, any amount that pursuant to Section 16.1 of this Agreement was payable either to such Foreign Lender’s assignor immediately before such Foreign Lender became a party hereto or to such Foreign Lender immediately before it changed its lending office, and (ii) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, treaty, order or other decision or other Change in Law with respect to any of the foregoing by any Governmental Authority (except such United States federal withholding taxes that are otherwise taxes described in clause (b) of this definition of Excluded Taxes), and (d) any United States federal withholding taxes imposed under FATCA.

“Existing Credit Facility” means the credit facility provided to Parent and its Subsidiaries as set forth in the Amended and Restated Credit Agreement, dated as of August 1, 2017, by and among SunTrust Bank, as administrative agent, Parent as Borrower, the Subsidiaries of Parent identified therein as Guarantors, SunTrust Bank, as Administrative Agent, Swingline Lender and an Issuing Bank and the other lenders party thereto.

“Existing Letters of Credit” means the letters of credit described on Schedule E-1.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fee Letters” means (a) the Wells Fargo Fee Letter and (b) the PNC Fee Letter.

“Fixed Charges” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense required to be paid (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Funded Indebtedness that are required to be paid during such period and (c) scheduled reductions of the Supplemental Maximum Amount as provided for herein during such period.

Notwithstanding the foregoing, for purposes of this Agreement, Fixed Charges (a) for the fiscal quarter ended December 31, 2018 shall be deemed to be $2,737,785, (b) for the fiscal quarter ended March 31, 2019 shall be deemed to be $1,388,996, (c) for the fiscal quarter ended June 30, 2019 shall be deemed to be $1,302,671and (d) for the fiscal quarter ended September 30, 2019, shall be determined using a consistent methodology as used for the historical figures in clauses (a), (b) and (c) above and giving pro forma effect to the transactions contemplated by the Loan Documents.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the ratio of (a) the amount equal to (i) EBITDA for such period minus (ii) the sum of (A) Unfinanced Capital Expenditures made in cash during such period, plus (B) all federal, state, and local income taxes required to be paid in cash during such period, plus (C) all management, consulting, monitoring, and advisory fees required to be paid in cash to Affiliates during such period, plus (D) all Restricted Payments paid in cash during such period permitted under Section 6.7(a)(ii) and 6.7(f), to (b) Fixed Charges for such period.  For the purposes of calculating Fixed Charge Coverage Ratio for any Reference Period, if at any time during such Reference Period (and after the Closing Date), any Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition, Fixed Charges and Unfinanced Capital Expenditures for such Reference Period shall be calculated after giving pro forma effect thereto or in such other manner acceptable to Administrative Agent as if any such Permitted Acquisition occurred on the first day of such Reference Period.

Notwithstanding the foregoing, for purposes of this Agreement, the aggregate of the amounts provided for in clause (a)(ii) of the definition of Fixed Charge Coverage Ratio (a) for the fiscal quarter ended December 31, 2018 shall be deemed to be $1,330,992, (b) for the fiscal quarter ended March 31, 2019 shall be deemed to be $1,156,249, (c) for the fiscal quarter ended June 30, 2019 shall be deemed to be $668,908 and (d) for the fiscal quarter ended September 30, 2019, shall be determined using a consistent methodology as used for the historical figures in clauses (a), (b) and (c) above and giving pro forma effect to the transactions contemplated by the Loan Documents.

“Flood Laws” means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

“Flow of Funds Agreement” means a pay proceeds authorization letter agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Administrative Agent, executed and delivered by Borrowers and Administrative Agent.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Funded Indebtedness” means, as of any date, Indebtedness of Parent and its Subsidiaries measured on a consolidated basis as of such date, solely consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit, the capitalized amount of obligations in respect of Capitalized Leases and Earn-Outs and other obligations to the extent that the amount thereof has been determined and the dates for any payments in respect thereof established.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of this Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Reimbursement Program” means (a) Medicare, (b) Medicaid, (c) the Federal Employees Health Benefit Program under 5 U.S.C. §§ 8902 et seq., (d) the program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Department of Defense, Health and Human Services and Transportation, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time, (e) the Civilian Health and Medical Program of the Department of Veterans Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time, or (f) if applicable within the context of this Agreement, any agent, administrator, administrative contractor, intermediary or carrier for any of the foregoing.

“Guarantor” means (a) each Person that guaranties all or a portion of the Obligations, including Parent and any Person that is a “Guarantor” under the Guaranty and Security Agreement, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of this Agreement.

“Guaranty and Security Agreement” means the Guaranty and Security Agreement, dated of even date with this Agreement, in form and substance reasonably satisfactory to Administrative Agent, executed and delivered by each of the Loan Parties to Administrative Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Health Care Laws” means, collectively, any and all federal, state or local laws, rules, regulations, orders, administrative manuals, guidelines and requirements relating to any of the following: (a) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder:  the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the federal health care program exclusion provisions (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Act (42 U.S.C. § 1320a-7a), and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) any Government Reimbursement Program; (c) the licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors; (d) the operation of any healthcare facilities or the provision of, or payment for, items or supplies or providing staff for any healthcare facilities; (e) quality, safety certification and accreditation standards and requirements; (f) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (g) HIPAA; (h) the practice of medicine and other health care professions or the organization of medical or professional entities; (i) fee-splitting prohibitions; (j) requirements for maintaining federal, state and local tax-exempt status of any Loan Party; (k) charitable trusts or charitable solicitation laws; (l) health planning or rate-setting laws, including laws regarding certificates of need and certificates of exemption; and (m) any and all other applicable federal, state or local health care laws, rules, codes, regulations, manuals, orders, ordinances, professional or ethical rules, administrative guidance and requirements, as the same may be amended, modified or supplemented from time to time.

“Health Care Permits” means any and all permits, licenses, authorizations, certificates, certificates of need, accreditations and plans of third-party accreditation agencies (such as the Joint Commission for Accreditation of Healthcare Organizations) that are (a) necessary to enable any Loan Party to operate its business, including to provide staff for any health care facility, participate in and receive payment under any Government Reimbursement Program or other Third Party Payor Arrangement, as applicable, or (b) required under any Health Care Law.

“Health Care Proceeding” means any inquiries, investigations, probes, audits, hearings, litigation or proceedings (in each case, whether civil, criminal, administrative or investigative) concerning any alleged or actual non-compliance by any Loan Party with any Health Care Laws or the requirements of any Health Care Permit or Third Party Payor Arrangement or the business affairs, practices, licensing or reimbursement entitlements of any Loan Party (including, without limitation, inquiries involving the Comprehensive Error Rate Testing and any inquiries, investigations, probes, audits or procedures initiated by a Fiscal Intermediary/Medicare Administrator Contractor, a Medicaid Integrity Contractor, a Recovery Audit Contractor, a Program Safeguard Contractor, a Zone Program Integrity Contractor, an Attorney General, the Office of Inspector General, the Department of Justice or any similar governmental agencies or contractors for such agencies).

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means any Bank Product Provider that is a party to a Hedge Agreement with a Loan Party or its Subsidiaries or otherwise provides Bank Products under clause (f) of the definition thereof; provided, that, if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

“HIPAA” means (a) the Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, in each case as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Immaterial Subsidiary” means any Subsidiary that:

(a)    did not (i) as of the last day of the fiscal quarter of Parent most recently ended for which financial statements are required to be delivered pursuant to Section 5.1 have assets (on an individual basis) with a value in excess of two and one-half percent (2.5%) of the consolidated total assets of Parent and its Subsidiaries on a consolidated basis or (ii) generate EBITDA or revenues (in each case, on an individual basis) for the Reference Period ending on the date referred to in clause (i) above representing in excess of two and one-half percent (2.5%) of EBITDA or revenues in each case, of Parent and its Subsidiaries on a consolidated basis for such Reference Period, and

(b)    did not (i) as of the last day of the fiscal quarter of Parent most recently ended for which financial statements are required to be delivered pursuant to Section 5.1, together with all other Immaterial Subsidiaries, have assets with a value in excess of two and one-half percent (2.5%) of consolidated total assets of Parent and its Subsidiaries on a consolidated basis for the Reference Period ending on the date referred to in clause (i) above, or (ii) generate, together with all other Immaterial Subsidiaries, EBITDA or revenues representing in excess of two and one-half percent (2.5%) of EBITDA or revenues in each case, of Parent and its Subsidiaries on a consolidated basis for such Reference Period;

provided, that, as of the last day of the fiscal month of Parent most recently ended for which financial statements are required to be delivered pursuant to Section 5.1 the consolidated total assets, EBITDA and revenues of all Subsidiaries so designated by Administrative Borrower as “Immaterial Subsidiaries” shall have, as of the last day of such fiscal year, exceeded the limits set forth in clause (a) or (b) above, then within thirty (30) days (or such later date as agreed to by Administrative Agent) after the date such financial statements are so delivered (or so required to be delivered), Administrative Borrower shall redesignate one or more Immaterial Subsidiaries by written notice to Administrative Agent, such that, as a result thereof, the consolidated total assets, EBITDA and revenues of all Subsidiaries that are still designated as “Immaterial Subsidiaries” do not exceed such limits. Upon any such Subsidiary ceasing to be an Immaterial Subsidiary pursuant to the preceding sentence, such Subsidiary shall comply with Section 5.11, to the extent applicable.

“Increase” has the meaning specified therefor in Section 2.14.

“Increase Date” has the meaning specified therefor in Section 2.14.

“Increase Joinder” has the meaning specified therefor in Section 2.14.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations to the extent that the amount thereof has been determined and the dates for any payments in respect thereof established, (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above.  For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Taxes” means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated of even date with this Agreement, executed and delivered by each Loan Party and each of its Subsidiaries, and Administrative Agent, the form and substance of which is reasonably satisfactory to Administrative Agent.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan or a LIBOR Index Rate Loan to a LIBOR Rate Loan) and ending one (1), three (3) or six (6) months thereafter; provided, that (i) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (ii) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (iii) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one (1), three (3) or six (6) months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the UCC).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Administrative Agent (not to be unreasonably withheld, delayed or conditioned), agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of this Agreement, and Issuing Bank shall be a Lender.

“Joinder” means a joinder agreement substantially in the form of Exhibit J-1 to this Agreement.

“Lender” has the meaning set forth in the preamble to this Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 13.1 of this Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lender) and each Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or any of its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by any Agent in connection with the Lender Group’s transactions with each Loan Party and any of its Subsidiaries under any of the Loan Documents, including photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, payroll tax monitoring services, the Platform, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) each Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or any of its Subsidiaries, (d) Administrative Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Administrative Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable and documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of each Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 5.7 of this Agreement, (h) each Agent’s and Lenders’ reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and expenses limited to: (i) one counsel (and one local counsel in each relevant jurisdiction and one special counsel in each reasonably necessary specialty area) for each Agent, (ii) one additional counsel (and one local counsel in each relevant jurisdiction) to the Lenders, and (iii) in the case of a conflict of interest, one additional counsel for each affected Lender), relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Administrative Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party or any of its Subsidiaries, (i) each Agent’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and due diligence expenses limited to (i) one counsel (and one local counsel in each relevant jurisdiction and one special counsel in each reasonably necessary specialty area) for each Agent, (ii) one additional counsel (and one local counsel in each relevant jurisdiction) to the Lenders, and (iii) in the case of a conflict of interest, one additional counsel for each affected Lender) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), or amending, waiving, or modifying the Loan Documents, and (j) each Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral; provided, that (A) with respect to Lender Group Expenses, Agents and Lenders shall be entitled to reimbursement for no more than: (1) one counsel (and one local counsel in each relevant jurisdiction and one special counsel in each reasonably necessary specialty area) for each Agent, (2) one additional counsel (and one local counsel in each relevant jurisdiction) for the Lenders, and (3) in the case of a conflict of interest, one additional counsel for each affected Lender, and (B) the Loan Parties shall not be liable for reimbursing any such legal fees to the extent arising from any dispute solely among Lenders other than (1) any claims against any Lender or any Lender-Related Person in its capacity or in fulfilling its role as an Agent, arranger, agent or any similar role and (2) any claims to the extent arising from any act or omission on the part of any Loan Party or any of its Subsidiaries or Affiliates.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of this Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit (as that term is defined in the UCC) issued by Issuing Bank.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Administrative Agent (including that Administrative Agent has a first priority perfected Lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Administrative Agent for the benefit of the Lenders in an amount equal to one hundred three percent (103%) of the then existing Letter of Credit Usage, (b) delivering to Administrative Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Administrative Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to Administrative Agent, from a commercial bank acceptable to Administrative Agent (in its sole discretion) in an amount equal to one hundred three percent (103%) of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s participation in the Letter of Credit Usage pursuant to Section 2.11(e) on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of this Agreement.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of this Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of this Agreement.

“Letter of Credit Sublimit” means $35,000,000; provided that, (a) such amount shall be increased by such amount as is required so that new Letters of Credit payable to the beneficiaries under the Existing Letters of Credit may be issued before the date that the Issuing Bank with respect to the Letters of Credit issued on the Closing Date payable to SunTrust Bank and Bank of America, N.A. receives such notices and documents as are satisfactory to it evidencing and confirming that Issuing Bank has no obligations or liabilities in respect of such Letters of Credit and as are sufficient for Issuing Bank to cancel and terminate such Letters of Credit in accordance with its practices and policies, (b) in no event shall the aggregate amount of the Letter of Credit Usage exceed $42,000,000 at any time and (c) the Issuing Bank with respect to the Letters of Credit issued on the Closing Date payable to SunTrust Bank and Bank of America, N.A. shall receive such notices and documents as are satisfactory to it evidencing and confirming that Issuing Bank has no obligations or liabilities in respect of such Letters of Credit and as are sufficient for Issuing Bank to cancel and terminate such Letters of Credit in accordance with its practices and policies within ten (10) Business Days from the date of the issuance of the new Letters of Credit payable to the beneficiaries under the Existing Letters of Credit.

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.

“Leverage Ratio” means, as of any date of determination the result of (a) the amount of the Funded Indebtedness of Parent and its Subsidiaries as of such date, to (b) the EBITDA of Parent and its Subsidiaries for the immediately preceding four (4) fiscal quarters ended as of such date for which, in the case of fiscal quarters ended after the Closing Date, Administrative Agent has received financial statements.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of this Agreement.

“LIBOR Index Rate” shall mean, as to any day, the rate per annum as published by ICE Benchmark Administration Limited (or any successor or other commercially available source of the London interbank offered rate as Lender may designate from time to time) as of 11:00 a.m., London time, on such day (or, for any day that is not a Business Day, the immediately preceding Business Day) for US dollar deposits for a one month period (and, if any such published rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).  Each determination of the LIBOR Index Rate shall be made by Administrative Agent and shall be conclusive in the absence of manifest error.

“LIBOR Index Rate Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the LIBOR Index Rate.

“LIBOR Notice” means a written notice in the form of Exhibit L-1 to this Agreement.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of this Agreement.

“LIBOR Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as Administrative Agent may designate from time to time) as of 11:00 a.m., London time, two (2) Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below zero, then the LIBOR Rate shall be deemed to be zero).  Each determination of the LIBOR Rate shall be made by Administrative Agent and shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means the LIBOR Rate Margin or LIBOR Index Rate Margin, as applicable, as defined in the definition of the term “Applicable Margin.”

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means any Revolving Loan and including any Supplemental Loan, Swing Loan, or Special Advance.

“Loan Account” has the meaning specified therefor in Section 2.9 of this Agreement.

“Loan Cap” means, as of any date of determination, the lesser of (a) the Maximum Credit, and (b) the Borrowing Base as of such date of determination.

“Loan Documents” means this Agreement, the Control Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letters, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, the Loan Manager Side Letter, the Trademark Security Agreements, any note or notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with this Agreement (but specifically excluding Bank Product Agreements).

“Loan Manager Side Letter” means the letter agreement, if applicable, between Borrowers and Wells Fargo regarding the terms under which Wells Fargo will provide services to Borrowers in respect of Wells Fargo’s proprietary automated loan management program.

“Loan Party” means any Borrower or any Guarantor.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, results of operations, assets, liabilities or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the Loan Parties’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Administrative Agent), or (c) a material impairment of the enforceability or priority of Administrative Agent’s Liens with respect to all or a material portion of the Collateral.

“Material Contract” means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary, or reasonably estimated to be payable to or by such Person or such Subsidiary, in each case in an amount of $10,000,000 or more in any twelve (12) consecutive month period (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than sixty (60) days’ notice without penalty or premium),  and (b) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means the earlier of (i) October 25, 2024 and (ii) the date that is ninety-one (91) days prior to the earliest maturity date of any unsecured convertible Indebtedness in excess of $10,000,000 issued pursuant to clause (p) of the definition of “Permitted Indebtedness”.

“Maximum Credit” means $120,000,000, increased by the amount of any Increase made in accordance with Section 2.14 of this Agreement.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, including all state statutes and plans for medical assistance enacted in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Monthly Average Excess Availability” means, at any time, the daily average of the aggregate amount of the Excess Availability for the immediately preceding calendar month.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.11), (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) an “accumulated funding deficiency” within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) or the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, (p) any event that results in or could reasonably be expected to result in a liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Employee Benefit Plans or any event that results in or could reasonably be expected to result in a liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC, or (q) any of the foregoing is reasonably likely to occur in the following thirty (30) days.

“Obligations” means (a) all loans (including the Revolving Loans (inclusive of Supplemental Loans, Special Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letters) and Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation.  Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organization Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Other Connection Taxes” means, with respect to any Lender or Participant, taxes imposed as a result of a present or former connection between such Lender or Participant and the jurisdiction imposing such Tax (other than connections arising from such Lender or such Participant having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, excise, value added, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11 of this Agreement.

“Parent” has the meaning specified therefor in the preamble to this Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of this Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13 of this Agreement.

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment the following:

(a)    as of the date of any such transaction or payment, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; and

(b)    (i) as of the date of any such transaction or payment, and after giving effect thereto, the Excess Availability for the immediately preceding thirty (30) consecutive day period shall be not less than the greater of (A) fifteen percent (15.0%) of the Loan Cap or (B) $12,000,000 and (ii) as of the date of any such transaction or payment and after giving effect thereto, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such transaction or payment, the Excess Availability shall be not less than the greater of such amounts.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the IRC sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to this Agreement.

“Permitted Acquisition” means any Acquisition so long as:

(a)    no Default or Event of Default shall have occurred and be continuing or would result immediately from the consummation of the proposed Acquisition,

(b)    no Indebtedness will be incurred, assumed, or would exist with respect to any Loan Party or any of its Subsidiaries as a result of such Acquisition, other than Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of any Loan Party or any of its Subsidiaries as a result of such Acquisition other than Permitted Liens,

(c)    Borrowers have provided Administrative Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC (or otherwise mutually agreed upon by Administrative Borrower and Administrative Agent) created by adding the historical combined financial statements of Parent and its Subsidiaries (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition) the Loan Parties and their Subsidiaries (i) would have been in compliance with Section 7 for the fiscal quarter ended immediately prior to the proposed date of consummation of such proposed acquisition, and (ii) are projected to be in compliance with Section 7 for each of the four (4) fiscal quarters ended one (1) year after the proposed date of consummation of such proposed Acquisition,

(d)    Borrowers have provided Administrative Agent with its due diligence package, including upon Administrative Agent’s request, forecasted balance sheets, profit and loss statements, and cash flow statements of the target, all prepared on a basis consistent with such target’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one (1) year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Administrative Agent,

(e)    such Acquisition shall not be hostile, shall have been approved by the Board of Directors or other governing body of the Person whose Equity Interests or assets are proposed to be acquired to the extent required by the governing documents of the Person whose Equity Interests (as will be defined in the Loan Documents) or assets are proposed to be acquired or by applicable law and such person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law,

(f)    the assets being acquired or the target whose stock is being acquired did not have negative EBITDA in excess of negative $1,000,000 during the twelve (12) month consecutive period most recently concluded prior to the date of the proposed acquisition,

(g)    Borrowers have provided Administrative Agent with written notice of the proposed Acquisition at least fifteen (15) Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Administrative Agent,

(h)    the assets being acquired (other than an amount of assets that is not material in relation to Borrowers’ and their Subsidiaries’ total assets), or the target, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related, similar or ancillary thereto,

(i)    the assets being acquired (other than an amount of assets that is not material in relation to Borrowers’ and their Subsidiaries; total assets) are located within the United States or the target  and its subsidiaries being acquired are organized in a jurisdiction located within the United States,

(j)    the subject assets or Equity Interests, as applicable, are being acquired directly by a Loan Party, and, in connection therewith, the applicable Loan Party shall have provided such documents and instruments as requested by Administrative Agent to perfect Administrative Agent’s security interest therein, and

(k)    as of the date of such acquisition and after giving effect thereto, each of the Payment Conditions is satisfied.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means:

(a)    sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of the Loan Parties and their Subsidiaries,

(b)    sales or other dispositions of Inventory in the ordinary course of business,

(c)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents,

(d)    the (i) granting of licenses or sublicenses, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business or (ii) assignment of intellectual property from Parent or any of its Subsidiaries to any Loan Party,

(e)    the granting of Permitted Liens,

(f)    the sale, transfer for value, assignment, disposition or discount, in each case without recourse, of accounts receivable (other than Eligible Accounts, including Eligible Unbilled Accounts) arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)    any involuntary loss, damage or destruction of property,

(h)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i)    the leasing or subleasing of assets of any Loan Party or any of its Subsidiaries in the ordinary course of business, and any extension, modification or termination of any existing leases pursuant to the terms of such leases,

(j)    (i) the lapse, sale, transfer for value (including the licensing on an exclusive or non-exclusive basis)  of registered patents, trademarks, copyrights and other intellectual property of any Loan Party or any of its Subsidiaries to the extent not economically desirable in the conduct of its business, or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business, provided, that, in each case under clauses (i) and (ii), such lapse, sale, transfer or abandonment shall not adversely affect the ability of Administrative Agent in any material respect to exercise its rights or remedies with respect to the Collateral,

(k)    the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement,

(l)    the making of Permitted Investments,

(m)                  (i)  the sale, disposition, or transfer of assets by Parent or any of its Subsidiaries to a Subsidiary of Parent that is a Loan Party or (ii) the sale, disposition, or transfer of assets by a Subsidiary of Parent that is not a Loan Party to another Subsidiary of Parent,

(n)    the disposition of shares of Equity Interests of any Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable law, and

(o)    the sale of any assets by any Loan Party or any of its Subsidiaries (other than Equity Interests of a Borrower or Intellectual Property), provided, that, as to any such sale each of the following conditions is satisfied: (i) as of the date of any such sale and after giving effect thereto, no Default or Event of Default exists or has occurred and is continuing, (ii) to the extent that the assets sold include any Accounts, (A) Collateral Agent shall have received a new Borrowing Base Certificate reflecting that such Accounts are no longer included in the Borrowing Base and (B) after giving effect to such sale, Excess Availability shall be not less than the greater of fifteen percent (15%) of the Loan Cap or $12,000,000, (ii) such sale is on terms and conditions no less favorable to such Loan Party or Subsidiary, as applicable, than would reasonably be obtained by it at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, and such Loan Party or Subsidiary, as applicable, receives at least the fair market value of the assets so sold, (iv) in the case of any single transaction (or series of related transactions) that involves assets or Equity Interests having a fair market value of more than $2,500,000, at least seventy-five percent (75%) of the consideration received by such Loan Party or Subsidiary, as applicable, shall be in the form of cash, Cash Equivalents or, subject to the proviso below, non-cash consideration in the form set forth below and is paid at the time of the closing of such sale; provided, that, (A) for purposes of this clause (iv), the following shall be deemed to be cash:  (1) any liabilities (as shown on its most recent balance sheet provided hereunder or in the footnotes thereto) of such Loan Party or its Subsidiaries (other than liabilities that are by their terms subordinated to the Obligations), as applicable, that are assumed by the transferee with respect to the applicable disposition and for which such Loan Party or Subsidiary, as applicable, shall have been validly released by all applicable creditors in writing, and (2) any securities received by such Loan Party or Subsidiary, as applicable, from such transferee that are converted by such Loan Party or Subsidiary, as applicable, into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within one hundred eighty (180) days following the closing of the applicable asset sale, and (B) all non-cash consideration received by Loan Parties and its Subsidiaries (including in the form described in clause (A) of this clause (iv)) in all of such asset sales shall not have an aggregate fair market value in excess of $5,000,000 (with the fair market value of each item of non-cash consideration being measured at the time received and without giving effect to subsequent changes in value), and (v) the aggregate fair market value of all assets sold as permitted under this clause (o) shall not exceed five percent (5.0%) of the Consolidated Total Assets as of the last day of the fiscal quarter immediately prior to the Closing Date.

“Permitted Indebtedness” means:

(a)    Indebtedness in respect of the Obligations,

(b)    Indebtedness as of the Closing Date set forth on Schedule 4.14 to this Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d)    Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,

(e)    Indebtedness consisting of unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations,

(f)    (i) Acquired Indebtedness (other than Acquired Indebtedness permitted under clause (f)(ii) hereof) in a principal amount not to exceed $5,000,000 outstanding at any one time, and (ii) Acquired Indebtedness to the extent that such Indebtedness and any related obligations are secured by Cash Collateral that such payee thereof may apply to such Indebtedness and obligations in the event that there is a default in respect of such Acquired Indebtedness without other conditions or limitations or the payee thereof has received a letter of credit in form and substance satisfactory to it payable to such payee as beneficiary that the payee may draw on in the event that there is a default in respect of such Acquired Indebtedness without other conditions or limitations,

(g)    Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,

(h)    the incurrence by any Loan Party or any of its Subsidiaries of Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s or such Subsidiary’s operations and not for speculative purposes,

(i)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services,

(j)    unsecured Indebtedness of any Loan Party owing to employees, former employees, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by such Loan Party of the Equity Interests of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result immediately from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $2,500,000, and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Administrative Agent,

(k)    contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(l)    Indebtedness constituting Permitted Investments,

(m)                  Indebtedness arising pursuant to Permitted Intercompany Advances,

(n)    unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(o)    unsecured Indebtedness of any Loan Party or any of its Subsidiaries in respect of Earn-Outs owing to sellers of assets or Equity Interests to such Loan Party or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions,

(p)    Subordinated Indebtedness or unsecured convertible Indebtedness, provided, that, as of the date of incurring such Indebtedness and after giving effect thereto, each of the following conditions is satisfied: (i) the aggregate outstanding principal amount of all of such Indebtedness shall not exceed $75,000,000, (ii) at any time the Supplemental Maximum Amount is included in the calculation of the Borrowing Base, the Leverage Ratio of Parent and its Subsidiaries shall be less than 4.25 to 1.00 based on the four (4) immediately preceding fiscal quarters for which Administrative Agent has received financial statements, (iii) the Fixed Charge Coverage Ratio of Parent and its Subsidiaries shall not be less than 1.50 to 1.00 based on the four (4) immediately preceding fiscal quarters for which Administrative Agent has received financial statements, (iv) with respect to any Subordinated Indebtedness, such Subordinated Indebtedness shall be subject to customary subordination terms, or a subordination agreement duly executed and delivered by the holders of such Subordinated Indebtedness, in each case in form and substance reasonably satisfactory to Administrative Agent, (v) in the case of unsecured convertible Indebtedness, such unsecured convertible Indebtedness (A) shall be convertible to Qualified Equity Interests, (B) shall not have a scheduled maturity or any required scheduled repayment or prepayment of principal, amortization, mandatory redemption or sinking fund obligation, in each case, prior to the date that is ninety-one (91) days after the Maturity Date (except as a result of a change of control or asset sale), (C) shall have scheduled amortization payments of principal not in excess of ten percent (10.0%) of the principal amount thereof in any fiscal year of Parent, (D) shall be on terms and conditions, taken as a whole, that are not materially less favorable to Borrowers than the terms, conditions customary at the time for unsecured convertible debt issued in the applicable market, (E) shall otherwise be on market terms and conditions, taken as a whole, and in any event shall not include any restrictions, limitations or encumbrances on the ability of Loan Parties to incur Obligations or grant Liens to secure the Obligations or to amend, modify or supplement the terms hereof or of any Loan Document or otherwise take any other actions with respect to the Obligations or Loan Documents, and (F) such loans giving rise to such unsecured convertible Indebtedness shall be from Persons that are not Affiliates of Parent or its Subsidiaries (except to the extent that such Persons may acquire Qualified Equity Interests as a result of being holders of such unsecured convertible Indebtedness) and (vi) no Default or Event of Default shall exist or have occurred and be continuing, and

(q)    any other unsecured Indebtedness incurred by any Loan Party or any of its Subsidiaries in an aggregate outstanding amount not to exceed $5,000,000 at any one time.

“Permitted Intercompany Advances” means loans or guarantees made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party, (c) a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party so long as the aggregate amount of all such loans or guarantees permitted under this clause (d), together with other Investments in such Subsidiary that is not a Loan Party, does not in the aggregate exceed $5,000,000 outstanding at any one time.

“Permitted Investments” means:

(a)    Investments in cash and Cash Equivalents,

(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)    advances made in connection with purchases of goods or services in the ordinary course of business,

(d)    Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e)    Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to this Agreement,

(f)    guarantees permitted under the definition of Permitted Indebtedness,

(g)    Permitted Intercompany Advances,

(h)    Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)    deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)    (i) non-cash loans and advances to employees, officers, and directors of a Loan Party or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent, and (ii) loans and advances to employees and officers of a Loan Party or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $500,000 at any one time,

(k)    Permitted Acquisitions,

(l)    Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party,

(m)                  Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to obligations permitted under clauses (h) and (i) of the definition of Permitted Indebtedness,

(n)    equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(o)    Investments received as consideration for the sale or the disposition of assets pursuant to any Permitted Dispositions,

(p)    other Investments made in Subsidiaries that are not Wholly-Owned Subsidiaries or in other joint ventures or any other Investments made by any Loan Party or any of its Subsidiaries, provided, that, the aggregate amount of all such Investments under this clause (p) shall not exceed $5,000,000 at any time outstanding, and

(q)    other Investments with cash or Cash Equivalents, so long as on the date of any such Investment and after giving effect thereto, each of the Payment Conditions is satisfied.

“Permitted Liens” means:

(a)    Liens granted to, or for the benefit of, Administrative Agent to secure the Obligations,

(b)    Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) are the subject of Permitted Protests,

(c)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of this Agreement,

(d)    Liens set forth on Schedule P-2 to this Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to this Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)    the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f)    purchase money Liens on fixed assets or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)    Liens on amounts deposited to secure Parent’s and its Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance and other social security laws or regulations,

(i)    Liens on amounts deposited to secure Parent’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)    Liens on amounts deposited to secure Parent’s and its Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k)    with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l)    non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m)                  Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)    rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,

(o)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)    Liens solely on any cash earnest money deposits made by a Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(q)    Liens assumed by any Loan Party or any of its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness that is Permitted Indebtedness, and

(r)    other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $2,500,000, provided, that, no Accounts shall be subject to such Lien.

“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided, that (a) a reserve with respect to such obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, and (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within ninety (90) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $4,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“PNC Fee Letter” means the fee letter, dated of even date herewith, among Loan Parties and PNC Bank, National Association, in form and substance reasonably satisfactory to PNC Bank, National Association.

“Post-Increase Lenders” has the meaning specified therefor in Section 2.14 of this Agreement.

“Pre-Increase Lenders” has the meaning specified therefor in Section 2.14 of this Agreement.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a)    with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b)    with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of this Agreement.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Parent issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by a Loan Party or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration, and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.

“Qualified Equity Interests” means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Receivable Reserves” means, as of any date of determination, those reserves that Collateral Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain with respect to the Eligible Accounts, Supplemental Availability or the Borrowing Base.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Period” means, at any time, the most recently ended four (4) consecutive fiscal quarters of Parent (in each case taken as one accounting period) for which financial statements have been required to be delivered pursuant to Section 5.1(a) or (b), or, as of the Closing Date, the most recent financial statements delivered prior to the Closing Date.

“Refinancing Indebtedness” means Indebtedness of any Loan Party arising after the Closing Date issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for other Indebtedness (such extended, refinanced, replaced or substituted Indebtedness, the “Refinanced Obligations”) to the extent permitted hereunder; provided, that:

(a)    the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Refinanced Obligations (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith), any prepayment premiums and any accrued interest on account thereof;

(b)    such Refinancing Indebtedness shall have a final maturity that is no earlier than the final maturity of the Refinanced Obligations;

(c)    such Refinancing Indebtedness shall have a Weighted Average Life to Maturity not less than the Weighted Average Life to Maturity of the Refinanced Obligations;

(d)    such Refinancing Indebtedness shall rank in right of payment no more senior than, and be subordinated (if subordinated) to the Obligations on terms, taken as a whole, no less favorable in any material respect to the Loan Parties than the Refinanced Obligations;

(e)    if the Refinanced Obligations or any guarantees thereof are unsecured, such Refinancing Indebtedness and any guarantees thereof shall be unsecured;

(f)    if the Refinanced Obligations or any guarantees thereof are secured, such Refinancing Indebtedness and any guarantees thereof shall be secured in all material respects by substantially the same or less collateral as secured such Refinanced Obligations or any guarantees thereof (or substitutions or replacements of such collateral so replaced or substituted as permitted in accordance with this Agreement), on terms, taken as a whole, no less favorable in any material respect to Administrative Agent or the Lenders;

(g)    if the Refinanced Obligations or any guarantees thereof are secured, the Liens to secure such Refinancing Indebtedness shall not have a priority more senior than the Liens securing the Refinanced Obligations and if subordinated to any other Liens on such property, shall be subordinated to Administrative Agent’s Liens on terms and conditions, taken as a whole, no less favorable in any material respect

(h)    if the Refinanced Obligations or any guarantees thereof are subordinated to any Indebtedness of a Loan Party other than the Obligations, such Refinancing Indebtedness and any guarantees thereof shall be subordinated to the Obligations on terms (including intercreditor terms), taken as a whole, no less favorable in any material respect to Administrative Agent or Lenders;

(i)    the obligors who are Loan Parties in respect of the Refinanced Obligations immediately prior to such refinancing, refunding, extending, renewing or replacing thereof shall be the only obligors who are Loan Parties on such Refinancing Indebtedness; and

(j)    the terms and conditions (excluding as to pricing, premiums and optional prepayment or redemption provisions) of any such Refinancing Indebtedness, taken as a whole, are not more restrictive in any material respect with respect to the Loan Parties and their Subsidiaries, than the terms and conditions of the Refinanced Obligations.

“Register” has the meaning set forth in Section 13.1(h) of this Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of this Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of this Agreement.

“Report” has the meaning specified therefor in Section 15.16 of this Agreement.

“Required Lenders” means, at any time, Lenders having or holding more than fifty percent (50%) of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another).

“Reserves” means, as of any date of determination, Dilution Reserves, Receivables Reserves, Bank Product Reserves, and those other reserves that Collateral Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that any Loan Party or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (b) amounts owing by any Loan Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Collateral Agent likely would have a priority superior to Administrative Agent’s Liens (such as Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Credit, (c) reserves in respect of payroll taxes and wages pertaining to personnel on assignment with customers and personnel responsible for billing and collection activities payable by Loan Parties (based on a one week average of such amounts for the Loan Parties for the immediately preceding calendar month, so long as there is no Default, and otherwise such other amounts (including other amounts payable by the employer for employees, including benefits, and including for any other employees) as Collateral Agent may determine in its Permitted Discretion), provided, that, notwithstanding anything to the contrary contained herein, such reserve shall not be established as of the Closing Date, but will be established commencing on and after the Excess Availability Test Date without any notice to any Loan Party pursuant to Section 2.1(c) or any other condition or limitation except as provided for in this clause (c) or as Collateral Agent may otherwise hereafter agree in writing and (d) without duplication of any amounts treated as ineligible pursuant to the definition of Eligible Accounts, reserves in respect of amounts from time to time payable to subcontractors used by a Loan Party in connection with the performance by such Loan Party of its obligations under its arrangements with an Account Debtor.

“Restricted Payment” means (a) any declaration or payment of any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Parent or any of its Subsidiaries (including any payment in connection with any merger or consolidation involving Parent) or to the direct or indirect holders of Equity Interests issued by Parent or any of its Subsidiaries in their capacity as such (other than (i) dividends or distributions payable in Qualified Equity Interests issued by Parent or any of its Subsidiaries or (ii) payments in respect of Taxes paid on behalf of employees or directors in respect of share-based compensation awards), or (b) any purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger or consolidation involving Parent) any Equity Interests issued by Parent or any of its Subsidiaries, or (c) any making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Parent now or hereafter outstanding.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Supplemental Loans, Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.

“Revolving Loan Exposure” means, with respect to any Lender, as of any date of determination (a) prior to the termination of the Commitments, the amount of such Lender’s Commitment, and (b) after the termination of the Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” has the meaning specified therefor in Section 2.1(a) of this Agreement.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by:  (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the UCC).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to voidable transfers, fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Special Advances” has the meaning specified therefor in Section 2.3(d)(iii) of this Agreement.

“Specified Equity Contribution” has the meaning set forth in Section 9.3(a).

“Specified Events of Default” means any Event of Default described in any of Sections 8.1, 8.2 (but only with respect to clauses (b), (c), (d), and (e) of Schedule 5.2 to this Agreement, and Section 7), 8.4, 8.5 or 8.7 (but only with respect to representations in Section 4.1(a) or in any Borrowing Base Certificate).

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subordinated Indebtedness” means any Indebtedness of any Loan Party or any of its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and is subject to a subordination agreement or contains terms and conditions of subordination that are acceptable to Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Supermajority Lenders” means, at any time, Lenders having or holding more than sixty-six and two-thirds percent (66 2/3%) of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders, and (ii) at any time there are two or more Lenders (who are not Affiliates of one another), “Supermajority Lenders” must include at least two Lenders (who are not Affiliates of one another or Defaulting Lenders).

“Supplemental Availability” means the sum of (i) the Supplemental Maximum Amount plus (ii) the Supplemental Receivable Availability.

“Supplemental Exposure” has the meaning specified therefor in Section 2.1(d) of this Agreement.

“Supplemental Loans” has the meaning specified therefor in Section 2.1(d) of this Agreement.

“Supplemental Maximum Amount” means the amount equal to $10,484,000 as reduced in equal quarterly consecutive installments effective as of the first day of every three (3) calendar month period commencing on the first day of the third (3rd) full calendar quarter after the Closing Date, with each reduction in the amount of $873,666.67.

“Supplemental Receivable Availability” means the lesser of: (a) sum of (i) five percent (5.0% ) of the amount of Eligible Accounts (other than Eligible Unbilled Accounts) outstanding up to one hundred eighty (180) days from invoice date, plus (ii) five percent (5.0%) of Eligible Unbilled Accounts up to sixty (60) days from date of service, and (b) $8,000,000; provided, that, the Supplemental Receivable Availability shall be zero on and after the date that is the last day of the eighth (8th) calendar quarter after the Closing Date (not including the calendar quarter in which the Closing Date occurs).

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Lender” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Administrative Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of this Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of this Agreement.

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.

“Third Party Payor” means (a) a commercial medical insurance company, health maintenance organization, professional provider organization or other third party payor that reimburses providers for services provided to healthcare providers or individual patients, (b) a nonprofit medical insurance company (such as the Blue Cross, Blue Shield entities), and (c) an Account Debtor making payments under a Government Reimbursement Program.

“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“UCC” means the New York Uniform Commercial Code, as in effect from time to time.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.

“Unfinanced Capital Expenditures”  means Capital Expenditures (a) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance proceeds, and (b) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.

“United States” means the United States of America.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of this Agreement.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of this Agreement.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wells Fargo Fee Letter” means the fee letter, dated of even date herewith, among Loan Parties and Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation one hundred percent (100%) of whose Equity Interests is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person, other than for Equity Interests owned by any director holding qualifying shares as required by applicable law and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns one hundred percent (100%) of the Equity Interests at such time.

“Withdrawal Liability” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2            Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Administrative Borrower notifies Administrative Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Administrative Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Administrative Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.  Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit (in each case, other than with respect to, or resulting from, an upcoming maturity date under any Indebtedness or any potential inability to satisfy any financial maintenance covenant on a future date or in a future period). Notwithstanding any other provision contained herein, any obligation of any Person that would have been treated as an operating lease for purposes of GAAP as of December 14, 2018 (whether or not such obligation was in effect on such date) shall be accounted for as an operating lease for purposes of the Loan Documents, notwithstanding any actual or proposed change in GAAP (whether on a prospective or retroactive basis) after such date and shall not be treated as Indebtedness or a Capitalized Lease.

1.3            UCC.  Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

1.4            Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and  “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Administrative Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Administrative Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Administrative Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or Cash Collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5            Time References.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that with respect to a computation of fees or interest payable to Administrative Agent or any Lender, such period shall in any event consist of at least one full day.

1.6            Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.7            Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

2.           LOANS AND TERMS OF PAYMENT.

2.1        Revolving Loans.

(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i)        such Lender’s Commitment, or

(ii)        such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A)        the amount equal to (1) the Maximum Credit, less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and

(B)        the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Collateral Agent, as adjusted for Reserves established by Collateral Agent in accordance with Section 2.1(c)), less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time.

(b)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement.

(c)    Anything to the contrary in this Section 2.1 notwithstanding, Collateral Agent shall have the right (but not the obligation) at any time, in the exercise of its Permitted Discretion, to establish and increase or decrease Reserves and against the Borrowing Base or the Maximum Credit.  The amount of any Reserve established by Collateral Agent, and any changes to the eligibility criteria set forth in the definitions of Eligible Accounts and Eligible Unbilled Accounts or any reduction in the percentage limitation provided for in clause (h) of the definition of Eligible Accounts as to an Account Debtor or the exclusion of Accounts from an Account Debtor as an Eligible Account pursuant to the rights of Collateral Agent provided for in clause (j) of the definition of Eligible Accounts, shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve or change in eligibility and shall not be duplicative of any other reserve established and currently maintained or eligibility criteria.  Collateral Agent shall provide notice to Administrative Borrower five (5) Business Days’ prior to the establishment of any new categories of Reserves after the date hereof or any change in the methodology for the calculation of an existing Reserve after the date hereof, or any reduction in the percentage limitation provided for in clause (h) of the definition of Eligible Accounts as to an Account Debtor or the exclusion of Accounts from an Account Debtor as an Eligible Account pursuant to the rights of Collateral Agent provided for in clause (j) of the definition of Eligible Accounts, in each case if the effect is to reduce the Borrowing Base by more than $500,000, except that such notice shall not be required (i) if in the Permitted Discretion of Collateral Agent, it is necessary to act sooner to preserve or protect the Collateral or its value or the rights of any Agent therein or to otherwise address any event, condition or circumstance that, in the Permitted Discretion of Collateral Agent, is reasonably likely to cause a diminution in the value of the Collateral or to threaten the ability to realize upon any portion of the Collateral or (ii) if after giving effect to any such new category of reserves or change in methodology there would be an Overadvance. Upon establishment or increase in Reserves, Collateral Agent agrees to make itself available to discuss the Reserve or increase, and Borrowers may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to Collateral Agent in the exercise of its Permitted Discretion.  In no event shall such opportunity limit the right of Collateral Agent to establish or change such Reserve, unless Collateral Agent shall have determined, in its Permitted Discretion, that the event, condition, other circumstance, or fact that was the basis for such Reserve or such change no longer exists or has otherwise been adequately addressed by Borrowers.

(d)    The first Revolving Loans made shall be deemed to be based on the Supplemental Availability (and to the extent that such Revolving Loans are less than the Supplemental Availability, the first Letters of Credit issued and outstanding at such time).  Such Revolving Loans are referred to as “Supplemental Loans” and together with such Letters of Credit are referred to as “Supplemental Exposure”. The Supplemental Loans will be deemed to be the first Revolving Loans made and the last Revolving Loans repaid as provided in Section 2.4 hereof, and available in an amount up to the Supplemental Availability, and the Letters of Credit based on the Supplemental Availability will be the last Letters of Credit that are outstanding for purposes of Letter of Credit Cash Collateralization, if applicable.  At any time that there are no Supplemental Loans outstanding or the amount of the Supplemental Loans are less than the Supplemental Availability, any outstanding Letters of Credit shall be deemed to be based on the Supplemental Availability for purposes of Letter of Credit Collateralization, if applicable.

2.2            Reserved .

2.3        Borrowing Procedures and Settlements.

(a)    Procedure for Borrowing Revolving Loans.  Each Borrowing shall be made by a written request by an Authorized Person delivered to Administrative Agent (which may be delivered through Administrative Agent’s electronic platform or portal) and received by Administrative Agent no later than 12:00 p.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, (ii) on the Business Day that is the requested Funding Date in the case of a request for a Base Rate Loan or a LIBOR Index Rate Loan, and (iii) on the Business Day that is three (3) Business Days prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Administrative Agent may, in its sole discretion, elect to accept as timely requests that are received later than 12:00 p.m. on the applicable Business Day.  All Borrowing requests which are not made on-line via Administrative Agent’s electronic platform or portal shall be subject to (and unless Administrative Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Administrative Agent’s authentication process (with results satisfactory to Administrative Agent) prior to the funding of any such requested  Revolving Loan.

(b)    Making of Swing Loans.  In the case of a Revolving Loan and so long as any of (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $15,000,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account.  Subject to Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) as of the date of such Funding Date and after giving effect to the requested Borrowing, the Revolver Usage would exceed the lesser of the Maximum Credit or the Borrowing Base  Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan.  The Swing Loans shall be secured by Administrative Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are LIBOR Index Rate Loans or if LIBOR Index Rate Loans are not available, Base Rate Loans.

(c)    Making of Revolving Loans.

(i)        In the event that Swing Lender is not obligated to make a Swing Loan and elects not to do so or a Borrower makes a request for a Revolving Loan (other than a Swing Loan), then after receipt of a request for a Borrowing pursuant to Section 2.3(a)(i), Administrative Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is (A) in the case of a Base Rate Loan or a LIBOR Index Rate Loan, prior to 2:00 p.m. on the requested Funding Date, or (B) in the case of a LIBOR Rate Loan, prior to 12:00 p.m. at least three (3) Business Days prior to the requested Funding Date.  If Administrative Agent has notified the Lenders of a requested Borrowing on the Business Day that is the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Administrative Agent in immediately available funds, to Administrative Agent’s Account, not later than (A) 10:00 a.m. on the Business Day that is the requested Funding Date for LIBOR Rate Loans and (B) 3:00 p.m. on the Business Day that is the requested Funding Date for Base Rate Loans and LIBOR Index Rate Loans.  After Administrative Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Administrative Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Administrative Agent to the Designated Account; provided, that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) as of the date of such Funding Date and after giving effect to the requested Borrowing, the Revolver Usage would exceed the Loan Cap.

(ii)        Unless Administrative Agent receives notice from a Lender prior to 2:30 p.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Administrative Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Administrative Agent may assume that each Lender has made or will make such amount available to Administrative Agent in immediately available funds on the Funding Date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount.  If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Administrative Agent in immediately available funds and if Administrative Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Administrative Agent in immediately available funds, to Administrative Agent’s Account, no later than (A) 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (for LIBOR Rate Loans and (B) 2:00 p.m. on the Business Day that is the first Business Day after the requested Funding Date for Base Rate Loans and LIBOR Index Rate Loans (in each case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Administrative Agent’s separate account).  If any Lender shall not remit the full amount that it is required to make available to Administrative Agent in immediately available funds as and when required hereby and if Administrative Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Administrative Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted.  A notice submitted by Administrative Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error.  If the amount that a Lender is required to remit is made available to Administrative Agent, then such payment to Administrative Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement.  If such amount is not made available to Administrative Agent on the Business Day following the Funding Date, Administrative Agent will notify Administrative Borrower of such failure to fund and, upon demand by Administrative Agent, Borrowers shall pay such amount to Administrative Agent for Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d)    Protective Advances and Optional Overadvances.

(i)        Any contrary provision of this Agreement or any other Loan Document notwithstanding (but subject to Section 2.3(d)(iv)), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Administrative Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Administrative Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Lenders, that Administrative Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”). Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders delivering written notice of such revocation to Administrative Agent.  Any such revocation shall become effective prospectively upon Administrative Agent’s receipt thereof. Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed ten percent (10%) of the Borrowing Base.

(ii)        Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Administrative Agent or Swing Lender, as applicable, and either Administrative Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than ten percent (10%) of the Borrowing Base, and (B) subject to Section 2.3(d)(iv) below, after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Credit.  In the event Administrative Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by this Section 2.3(d), regardless of the amount of, or reason for, such excess, Administrative Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Administrative Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Commitments thereupon shall, together with Administrative Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence.  In such circumstances, if any Lender with a Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.  The foregoing provisions are meant for the benefit of the Lenders and Administrative Agent and are not meant for the benefit of Borrowers.  Administrative Agent’s and Swing Lender’s authorization to make intentional Overadvances may be revoked at any time by the Required Lenders delivering written notice of such revocation to Administrative Agent.  Any such revocation shall become effective prospectively upon Administrative Agent’s receipt thereof.

(iii)        Each Protective Advance and each Overadvance (each, an “Special Advance”) shall be deemed to be a Revolving Loan hereunder, except that no Special Advance shall be eligible to be a LIBOR Rate Loan or a LIBOR Index Rate Loan.  Prior to Settlement of any Special Advance, all payments with respect thereto, including interest thereon, shall be payable to Administrative Agent solely for its own account. Each Lender shall be obligated to settle with Administrative Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any Special Advance.  The Special Advances shall be repayable on demand, secured by Administrative Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.  The provisions of this Section 2.3(d) are for the exclusive benefit of Administrative Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(iv)        Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Special Advance may be made by Administrative Agent if such Special Advance would cause the aggregate Revolver Usage to exceed the Maximum Credit or any Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Commitments; provided, that, Administrative Agent may make Special Advances in excess of the foregoing limitations so long as such Special Advances that cause the aggregate Revolver Usage to exceed the Maximum Credit or a Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Commitments are for Administrative Agent’s sole and separate account and not for the account of any Lender.  No Lender shall have an obligation to settle with Administrative Agent for such Special Advances that cause the aggregate Revolver Usage to exceed the Maximum Credit or a Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Commitments as provided in Section 2.3(e) (or Section 2.3(g), as applicable).

(e)    Settlement.  It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans.  Such agreement notwithstanding, Administrative Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including Supplemental Loans, Swing Loans and Special Advances) shall take place on a periodic basis in accordance with the following provisions:

(i)        Administrative Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Administrative Agent in its sole discretion (A) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (B) for itself, with respect to the outstanding Special Advances, and (3) with respect to any Loan Party’s or any of their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Supplemental Loans, Swing  Loans and Special Advances) for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.3(g)):  (1) if the amount of the Revolving Loans (including Supplemental Loans, Swing Loans and Special Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Special Advances) as of a Settlement Date, then Administrative Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Supplemental Loans, Swing Loans and Special Advances), and (2) if the amount of the Revolving Loans (including Supplemental Loans, Swing Loans and Special Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Supplemental Loans, Swing Loans and Special Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Administrative Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Supplemental Loans, Swing Loans and Special Advances).  Such amounts made available to Administrative Agent under clause (2) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Special Advances and, together with the portion of such Swing Loans or Special Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders.  If any such amount is not made available to Administrative Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Administrative Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)        In determining whether a Lender’s balance of the Revolving Loans (including Supplemental Loans, Swing Loans and Special Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Special Advances) as of a Settlement Date, Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Administrative Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)        Between Settlement Dates, Administrative Agent, to the extent Special Advances or Swing Loans are outstanding, may pay over to Administrative Agent or Swing Lender, as applicable, any payments or other amounts received by Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Special Advances or Swing Loans.  Between Settlement Dates, Administrative Agent, to the extent no Special Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans.  If, as of any Settlement Date, payments or other amounts of the Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Administrative Agent for the accounts of the Lenders, and Administrative Agent shall pay to the Lenders (other than a Defaulting Lender if Administrative Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans.  During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Administrative Agent with respect to Special Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Special Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Administrative Agent, or the Lenders, as applicable.

(iv)        Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Administrative Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f)    Notation.  Consistent with Section 13.1(h), Administrative Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount and stated interest of the Revolving Loans owing to each Lender, including the Swing Loans owing to Swing Lender, and Special Advances owing to Administrative Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)    Defaulting Lenders.

(i)        Notwithstanding the provisions of Section 2.4(b)(iii), Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Administrative Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Administrative Agent shall transfer any such payments (A) first, to Administrative Agent to the extent of any Special Advances that were made by Administrative Agent and that were required to be, but were not, paid by Defaulting Lender, (B) second, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender,  (C) third, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (D) fourth, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (E) fifth, in Administrative Agent’s sole discretion, to a suspense account maintained by Administrative Agent, the proceeds of which shall be retained by Administrative Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (F) sixth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(iii).  Subject to the foregoing, Administrative Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Administrative Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii).  The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Administrative Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Administrative Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Administrative Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Administrative Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers).  The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Administrative Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender.  Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Administrative Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Administrative Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii)        If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A)        such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (1) the sum of all Non-Defaulting Lenders’ Pro Rata Share of Revolver Usage plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments and (2) the conditions set forth in Section 3.2 are satisfied at such time;

(B)        if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Administrative Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), and (y) second, provide Letter of Credit Collateralization for such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Administrative Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to provide Letter of Credit Collateralization with respect to any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also Issuing Bank;

(C)        if Borrowers provide Letter of Credit Collateralization for any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Administrative Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is subject to Letter of Credit Collateralization;

(D)        to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E)        to the extent any Defaulting Lender’s Letter of Credit Exposure is neither subject to Letter of Credit Collateralization nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is subject to Letter of Credit Collateralization or reallocated;

(F)        so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii), or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

(G)        Administrative Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to Issuing Bank and Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d).  Subject to Section 17.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(h)    Independent Obligations.  All Revolving Loans (other than Swing Loans and Special Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4        Payments; Reductions of Commitments; Prepayments.

(a)    Payments by Borrowers.

(i)        Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Administrative Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein.  Any payment received by Agent in immediately available funds in Administrative Agent’s Account later than 1:30 p.m. shall be deemed to have been received (unless Administrative Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)        Unless Administrative Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Administrative Agent may assume that Borrowers have made (or will make) such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrowers do not make such payment in full to Administrative Agent on the date when due, each Lender severally shall repay to Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)    Apportionment and Application.

(i)        So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Administrative Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Administrative Agent (other than fees or expenses that are for Administrative Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the Commitment or Obligation to which a particular fee or expense relates.

(ii)        Subject to Section 2.4(b)(v), Section 2.4(d)(ii), and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Administrative Agent and all such payments, and all proceeds of Collateral received by Administrative Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, first, to the outstanding principal amount of the Revolving Loans (other than Supplemental Loans) until paid in full, and second, to the outstanding principal amount of the Supplemental Loans and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)        At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Administrative Agent and all proceeds of Collateral received by Administrative Agent shall be applied as follows:

(A)        first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any Agent under the Loan Documents until paid in full,

(B)        second, to pay any fees or premiums then due to Administrative Agent and Collateral Agent under the Loan Documents, until paid in full,

(C)        third, to pay interest due in respect of all Special Advances, until paid in full,

(D)        fourth, to pay the principal of all Special Advances, until paid in full,

(E)        fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F)        sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents, until paid in full,

(G)        seventh, to pay interest accrued in respect of the Swing Loans, until paid in full,

(H)        eighth, to pay the principal of all Swing Loans, until paid in full,

(I)        ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Special Advances and Swing Loans) and including in respect of the Supplemental Loans, until paid in full,

(J)        tenth, ratably

(1)    ratably, to pay the principal of all Revolving Loans, other than Special Advances and Swing Loans and other than Supplemental Loans, until paid in full,

(2)    to Administrative Agent, to be held by Administrative Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Administrative Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to one hundred three percent (103%) of the Letter of Credit Usage,  other than Letter of Credit Usage included as Supplemental Exposure (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Administrative Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),

(3)    up to the amount (after taking into account any amounts previously paid pursuant to this clause (3) during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, to (y) the Bank Product Providers based upon amounts then certified by each applicable Bank Product Provider to Administrative Agent (in form and substance satisfactory to Administrative Agent) to be due and payable to such Bank Product Provider on account of Bank Product Obligations (but not in excess of the Bank Product Reserve established for the Bank Product Obligations of such Bank Product Provider), and (z) with any balance to be paid to Administrative Agent, to be held by Administrative Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Administrative Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Administrative Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof,

(K)        eleventh, ratably,

(1)    ratably, to pay the principal of all Supplemental Loans until paid in full,

(2)    to Administrative Agent, to be held by Administrative Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Administrative Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to one hundred three percent (103%) of the Letter of Credit Usage included as Supplemental Exposure (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Administrative Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),

(L)        twelfth, to pay any other Obligations, other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, if any, in excess of the amount of Bank Product Reserves as provided in clause (J)(3) above, with any balance to be paid to Administrative Agent, to be held by Administrative Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Administrative Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable in excess of amounts held as cash collateral as provided in clause (J)(3) above and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Administrative Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),

(M)        thirteenth, ratably to pay any Obligations owed to Defaulting Lenders; and

(N)        fourteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv)        Administrative Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(v)        In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrowers to Administrative Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi)        For purposes of Section 2.4(b)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii)        In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(viii)            Termination of Supplemental Availability.  Administrative Borrower shall have the right to terminate either or both the Supplemental Maximum Amount or the Supplemental Receivable Availability on not less than ten (10) days prior written notice to Administrative Agent, provided, that, as of the date of any such termination and after giving effect thereto, (A) no Default or Event of Default exists or has occurred and is continuing, (B) there is Excess Availability after giving effect to such termination and the corresponding reduction in the Borrowing Base, and (C) any notice of termination shall be irrevocable, except as Administrative Agent may otherwise agree.

(c)    Optional Prepayments.  Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.

(d)    Mandatory Prepayments.

(i)        Borrowing Base.  If, at any time, (A) the Revolver Usage on such date exceeds (B) the lesser of (x) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Administrative Agent, or (y) the Maximum Credit, in all cases as adjusted for Reserves established by Collateral Agent in accordance with Section 2.1(c), then Borrowers shall promptly, but in any event, within one (1) Business Day prepay the Obligations in an aggregate amount equal to the amount of such excess.

(ii)        Collections.  If a Cash Dominion Event (as defined in the Guaranty and Security Agreement) has occurred and is continuing, all payments remitted to Administrative Agent, and all proceeds of Collateral received by Administrative Agent shall be applied to prepay the Obligations or to provide Cash Collateral in accordance with Section 2.4(b).

(e)    Application of Payments. Each prepayment pursuant to Section 2.4(d) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans (other than Supplemental Loans) until paid in full, and second, to Letter of Credit Collateralization for the Letters of Credit in an amount equal to one hundred three percent (103%) of the then outstanding Letter of Credit Usage, and third, to the outstanding principal amount of the Supplemental Loans, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).

2.5        Promise to Pay; Promissory Notes.

(a)    Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred, or (ii) the date on which demand therefor is made by Administrative Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)).  Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.  Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.  Administrative Agent will provide Administrative Borrower with copies of invoices that Administrative Agent receives from third parties that include amounts constituting Lender Group Expenses and will provide invoices or include Lender Group Expenses of Agent on the statements provided by Administrative Agent to Administrative Borrower hereunder consistent with the customary practices of Administrative Agent.

(b)    Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes.  In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Administrative Agent and reasonably satisfactory to Borrowers.  Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6        Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.

(a)    Interest Rates.  Except as provided in Section 2.6(c) and Section 2.12(d), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:

(i)        if the relevant Obligation is a LIBOR Rate Loan or a LIBOR Index Rate Loan, at a per annum rate equal to the LIBOR Rate or LIBOR Index Rate, as applicable, plus the LIBOR Rate Margin, and

(ii)        otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b)    Letter of Credit Fee.  Borrowers shall pay Administrative Agent (for the ratable benefit of the Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and  commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the average amount of the Letter of Credit Usage during the immediately preceding month, provided, that, to the extent of Letter of Credit Usage constituting Supplemental Exposure, the LIBOR Rate Margin for this purpose shall be the Applicable Margin used for Supplemental Loans for which interest is calculated based on the LIBOR Rate.

(c)    Default Rate. (i) Automatically upon the occurrence and during the continuation of an Event of Default under Section 8.4 or 8.5 and (ii) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under Section 8.4 or 8.5),  at the direction of Administrative Agent and the Required Lenders, and upon written notice by Administrative Agent to Administrative Borrower of such direction (provided, that such notice shall not be required for any Event of Default under Section 8.1), (A) all Loans and all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to two (2) percentage points above the per annum rate otherwise applicable thereunder, and (B) the Letter of Credit Fee shall be increased to two (2) percentage points above the per annum rate otherwise applicable hereunder.

(d)    Payment.  Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest (including in respect of Base Rate Loans and LIBOR Index Rate Loans) and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees) shall be due and payable, in arrears, on the first day of each month, (ii) all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) shall be due and payable, in arrears, on the first Business Day of each month, and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable on (x) with respect to Lender Group Expenses outstanding as of the Closing Date, the Closing Date, and (y) otherwise, the earlier of (A) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred, or (B) the date on which demand therefor is made by Administrative Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)).  Borrowers hereby authorize Administrative Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the first day of each month all interest accrued during the prior month on the Revolving Loans, (B) on the first Business Day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) on the Closing Date and thereafter as and when incurred or accrued, all other Lender Group Expenses, and (G) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products).  All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans or LIBOR Index Rate Loans in accordance with the terms of this Agreement).

(e)    Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.  In the event the LIBOR Index Rate is changed from time to time hereafter, the rates of interest hereunder based upon the LIBOR Index Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the LIBOR Index Rate.

(f)    Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7            Crediting Payments.  The receipt of any payment item by Administrative Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Administrative Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Administrative Agent only if it is received into Administrative Agent’s Account on a Business Day on or before 1:30 p.m.  If any payment item is received into Administrative Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Administrative Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Administrative Agent as of the opening of business on the immediately following Business Day.

2.8            Designated Account.  Administrative Agent is authorized to make the Revolving Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d).  Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Administrative Agent or the Lenders hereunder.  Unless otherwise agreed by Administrative Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Administrative Agent or the Lenders hereunder shall be made to the Designated Account.

2.9            Maintenance of Loan Account; Statements of Obligations.  Administrative Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged all Revolving Loans (including Supplemental Loans, Special Advances and Swing Loans) made by Administrative Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.7, the Loan Account will be credited with all payments received by Administrative Agent from Borrowers or for Borrowers’ account.  Administrative Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within thirty (30) days after Administrative Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Administrative Agent written objection thereto describing the error or errors contained in such statement.

2.10        Fees.

(a)    Administrative Agent and Lender Fees.  Borrowers shall pay to Administrative Agent, and Wells Fargo, for the account of Administrative Agent and Wells Fargo, as applicable, as and when due and payable under the terms of the Wells Fargo Fee Letter and Borrowers shall pay to PNC Bank, National Association, for its own account, as and when due and payable under the terms of the PNC Fee Letter.

(b)    Unused Line Fee.  Borrowers shall pay to Administrative Agent, for the ratable account of the Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to 0.375% per annum times the result of (i) the aggregate amount of the Maximum Credit, less (ii) the daily average of the Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(c)    Field Examination and Other Fees.  Subject to any limitations set forth in Section 5.7, Borrowers shall pay to Administrative Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,500 per day, per examiner of any Agent, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party or any of its Subsidiaries performed by or on behalf of Administrative Agent, and (ii) the fees, charges or expenses paid or incurred by Administrative Agent if it elects to employ the services of one or more third Persons to appraise the Collateral, or any portion thereof.

2.11        Letters of Credit.

(a)    Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of Borrowers.  By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit.  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and  made in writing by an Authorized Person, (ii) delivered to Administrative Agent and Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Administrative Agent and Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to Issuing Bank’s authentication procedures with results satisfactory to Issuing Bank.  Each such request shall be in form and substance reasonably satisfactory to Administrative Agent and Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Administrative Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances.  Issuing Bank’s records of the content of any such request will be conclusive.  Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one (1) year.

(b)    Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i)        the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or

(ii)        the Letter of Credit Usage would exceed the Maximum Credit less the outstanding amount of Revolving Loans (including Swing Loans), or

(iii)        the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Supplemental Loans and Swing Loans) at such time.

(c)    In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii).  Additionally, Issuing Bank shall have no obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in United States Dollars.

(d)    Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Administrative Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit.  In addition, each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Administrative Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during the prior calendar week.  Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars.  If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan.  Promptly following receipt by Administrative Agent of any payment from Borrowers pursuant to this paragraph, Administrative Agent shall distribute such payment to Issuing Bank or, to the extent that Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Lenders and Issuing Bank as their interests may appear.

(e)    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Administrative Agent shall promptly pay to Issuing Bank the amounts so received by it from the Lenders.  By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Lenders, Issuing Bank shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Lender agrees to pay to Administrative Agent, for the account of Issuing Bank, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of Issuing Bank, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Administrative Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason.  Each Lender acknowledges and agrees that its obligation to deliver to Administrative Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such Lender fails to make available to Administrative Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Administrative Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)    Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i)        any Letter of Credit or any pre-advice of its issuance;

(ii)        any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii)        any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)        any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)        any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;

(vi)        an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)        any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii)            the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix)        any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;

(x)        Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(xi)        any foreign language translation provided to Issuing Bank in connection with any Letter of Credit;

(xii)        any foreign law or usage as it relates to Issuing Bank’s issuance of a Letter of Credit in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank in connection therewith; or

(xiii)            the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity.  Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f).  If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law.  This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)    The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit.  Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder.  Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit.  Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h)    Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Bank, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes.  If Borrowers request Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against Issuing Bank; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuing Bank and Borrowers.  Borrowers will examine the copy of the Letter of Credit and any other documents sent by Issuing Bank in connection therewith and shall promptly notify Issuing Bank (not later than three (3) Business Days following Borrowers’ receipt of documents from Issuing Bank) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity.  Borrowers understand and agree that Issuing Bank is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Administrative Agent and Issuing Bank at least thirty (30) calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(i)    Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)        any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;

(ii)        payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)        Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)        Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)        the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi)        Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Bank’s counters or are different from the electronic presentation;

(vii)        any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or

(viii)            the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j)    Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i)        honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)        honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)        acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)        the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)        acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)        any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;

(vii)        any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)            assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)        payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)        acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)        honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii)        dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)            honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k)      Borrowers shall pay immediately upon demand to Administrative Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)):  (i) a fronting fee which shall be imposed by Issuing Bank equal to  .125% per annum times the average amount of the Letter of Credit Usage during the immediately preceding month, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l)      If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)        any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or

(ii)        there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within thirty (30) days after demand therefor, such amounts as Administrative Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than one hundred eighty (180) days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Administrative Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m)    Each standby Letter of Credit shall expire not later than the date that is twelve (12) months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date.  Each commercial Letter of Credit shall expire on the earlier of (i) one hundred twenty (120) days after the date of the issuance of such commercial Letter of Credit and (ii) five (5) Business Days prior to the Maturity Date.

(n)    If (i) any Event of Default shall occur and be continuing, or (ii) Excess Availability shall at any time be less than zero (0), then on the Business Day following the date when Administrative Borrower receives notice from Administrative Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Lenders with Letter of Credit Exposure representing greater than fifty percent (50%) of the total Letter Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage.  If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.11(n), the Lenders may (and, upon direction of Administrative Agent, shall) advance, as Revolving Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).

(o)                Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(p)    Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(q)    In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

(r)    The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(s)    At Borrowers’ costs and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Issuing Banks’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document.  Each Borrower irrevocably appoints Issuing Bank as its attorney-in-fact and authorizes Issuing Bank, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents.  The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business.  This appointment is coupled with an interest.

2.12        LIBOR Option.

(a)    Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan or LIBOR Index Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate or LIBOR Index Rate, as applicable.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than three (3) months in duration, interest shall be payable at three (3) month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Borrowers have properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing, at the written election of Administrative Agent or the Required Lenders, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate or LIBOR Index Rate.

(b)    LIBOR Election.

(i)        Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Administrative Agent (which notice Administrative Agent may elect to give or not give in its discretion unless Administrative Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Borrowers), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option as to LIBOR Rate Loans by notifying Administrative Agent prior to 11:00 a.m. at least three Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Borrowers’ election of the LIBOR Option as to LIBOR Rate Loans for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent before the LIBOR Deadline.  Promptly upon its receipt of each such LIBOR Notice, Administrative Agent shall provide a copy thereof to each of the affected Lenders.

(ii)        Each LIBOR Notice shall be irrevocable and binding on Borrowers.  In connection with each LIBOR Rate Loan and LIBOR Index Rate Loan, each Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Administrative Agent or any Lender as a result of (A) the payment or required assignment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”).  A certificate of Administrative Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Administrative Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error.  Borrowers shall pay such amount to Administrative Agent or the Lender, as applicable, within thirty (30) days of the date of its receipt of such certificate.

(iii)        Unless Administrative Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than five (5) LIBOR Rate Loans in effect at any given time.  Borrowers may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c)    Conversion; Prepayment.  Borrowers may convert LIBOR Rate Loans and LIBOR Index Rate Loans to Base Rate Loans or prepay LIBOR Rate Loans and LIBOR Index Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Administrative Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d)    Special Provisions Applicable to LIBOR Rate and LIBOR Index Rate.

(i)        The LIBOR Rate and LIBOR Index Rate may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate or LIBOR Index Rate, as applicable.  In any such event, the affected Lender shall give Borrowers and Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender,  Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate or LIBOR Index Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans or LIBOR Index Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii)        In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or LIBOR Index Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate or LIBOR Index Rate, as applicable, such Lender shall give notice of such changed circumstances to Administrative Agent and Borrowers and Administrative Agent promptly shall transmit the notice to each other Lender and (A) in the case of any LIBOR Rate Loans or LIBOR Index Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans or LIBOR Index Rate Loans, as applicable, of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (B) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e)    Effect of Benchmark Transition Event.

(i)        Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Administrative Agent and Administrative Borrower may amend this Agreement to replace the LIBOR Rate or LIBOR Index Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent has provided notice to all Lenders of such proposed amendment so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from the Required Lenders.  Any such amendment with respect to an Early Opt-in Election will become effective on the date that Required Lenders have delivered to the Agent written notice that such Required Lenders approve such amendment.  No replacement of the LIBOR Rate or LIBOR Index Rate with a Benchmark Replacement pursuant to this Section 2.12(e) will occur prior to the applicable Benchmark Transition Start Date.

(ii)        Benchmark Replacement Conforming Changes. In connection with a Benchmark Replacement, Administrative Agent shall have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)        Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Administrative Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the effectiveness of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or the end of any Benchmark Unavailability Period. Any determination or election that may be made by Administrative Agent or Lenders pursuant to this Section 2.12(e) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.12(e).

(iv)        Benchmark Unavailability Period. Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Administrative Borrower may, upon written notice to Administrative Agent not less than one (1) Business Day prior to the date that such LIBOR Rate Loan or LIBOR Index Rate Loan is to be made or converted or continued, revoke any request for a LIBOR Rate Loan or LIBOR Index Rate Loan, or conversion to, or continuation of, a LIBOR Rate Loan or LIBOR Index Rate Loan to be made, converted or continued during any Benchmark Unavailability Period, provided, that, in the event that Administrative Borrower does not revoke such request or does not revoke such request in the time or manner required by Administrative Agent, any such request shall be deemed a request for a Borrowing of, or conversion to, a Base Rate Loan. During any Benchmark Unavailability Period, the component of the Base Rate based on the LIBOR Rate or LIBOR Index Rate will not be used in any determination of the Base Rate.

(v)        Certain Defined Terms. As used in this Section 2.12(e):

“Benchmark Replacement” means the sum of: (A) the alternate benchmark rate that has been selected by Administrative Agent and Administrative Borrower giving due consideration to (1) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate or LIBOR Index Rate for U.S. dollar-denominated syndicated asset-based credit facilities and (B) the Benchmark Replacement Adjustment; provided, that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate or LIBOR Index Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Administrative Borrower giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate or LIBOR Index Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate or LIBOR Index Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated asset-based syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes to any Loan Document (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Administrative Agent determines are appropriate or desirable to reflect the use of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in accordance with its practices and procedures.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:

(A) in the case of clause (A) or (B) of the definition of “Benchmark Transition Event,” the later of (1) the date of the public statement or publication of information referenced therein and (2) the date on which the administrator of the LIBOR Rate or LIBOR Index Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(B) in the case of clause (C) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(A) a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate or LIBOR Index Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(B) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or LIBOR Index Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate or LIBOR Index Rate has ceased or will cease to provide the LIBOR Rate or LIBOR Index Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(C) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate or LIBOR Index Rate announcing that the LIBOR Rate or LIBOR Index Rate is no longer representative.

“Benchmark Transition Start Date” means (A) in the case of a Benchmark Transition Event, the earlier of (1) the applicable Benchmark Replacement Date and (2) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (B) in the case of an Early Opt-in Election, the date specified by Administrative Agent or the Required Lenders, as applicable, by notice to Administrative Borrower, Administrative Agent (in the case of such notice by the Required Lenders) and Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate or LIBOR Index Rate and solely to the extent that the LIBOR Rate or LIBOR Index Rate has not been replaced with a Benchmark Replacement, the period (A) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate or LIBOR Index Rate for all purposes hereunder in accordance with this Section 2.12(e) and (B) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate or LIBOR Index Rate for all purposes hereunder pursuant to this Section 2.12(e).

“Early Opt-in Election” means the occurrence of:

(A) (1) a determination by Administrative Agent or (2) a notification by the Required Lenders to Administrative Agent (with a copy to Administrative Borrower) that the Required Lenders have determined that asset-based syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section 2.12(e) are being executed or amended, as applicable, to use a new benchmark interest rate to replace the LIBOR Rate, and

(B) (1) the election by Administrative Agent or (2) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Administrative Agent of written notice of such election to Administrative Borrower and the Lenders or by the Required Lenders of written notice of such election to Administrative Agent and Administrative Borrower.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(f)    No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate or LIBOR Index Rate.

2.13        Capital Requirements.

(a)    If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital or liquidity as a consequence of Issuing Bank’s or such Lender’s commitments, Loans, participations or other obligations hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Administrative Agent thereof.  Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within thirty (30) days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided, that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than one hundred eighty (180) days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)    If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or  Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then, at the request of Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans or LIBOR Index Rate Loans, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment.  If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans or LIBOR Index Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l),  Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans or LIBOR Index Rate Loans, may designate a different Issuing Bank or substitute a Lender or prospective Lender, in each case,  reasonably acceptable to Administrative Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.

(c)    Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith.  Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14        Incremental Facilities.

(a)    Administrative Borrower may, at any time, deliver a written request to Administrative Agent to increase the Maximum Credit.  Any such written request shall specify the amount of the increase in the Maximum Credit (each such increase, an “Increase”) that Borrowers are requesting, provided, that, (i) in no event shall the aggregate amount of any such increase cause the Maximum Credit to exceed $150,000,000, (ii) such request shall be for an increase of not less than $2,500,000, (iii) in no event shall there be more than two (2) such Increases in any calendar year, and (iv) as of the date of such request, and the Increase Effective Date, no Default or Event of Default shall exist or have occurred and be continuing.

(b)    Upon the receipt by Administrative Agent of any such written request, Administrative Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Pro Rata Share of the amount of the increase thereof requested by Administrative Borrower as set forth in the notice from Administrative Agent to such Lender.  Each Lender shall notify Administrative Agent within ten (10) Business Days after the receipt of such notice from Administrative Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender.  If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower, Administrative Agent may seek additional increases from Lenders or Commitments from such Eligible Transferees as it may determine, after consultation with Administrative Borrower.  In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Borrowers or permitted hereunder, Administrative Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Administrative Agent may determine, after consultation with Administrative Borrower.

(c)    Each of the following shall be conditions precedent to any Increase of the Commitments and the Maximum Credit in connection therewith:

(i)        Administrative Agent or Borrowers have obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Administrative Agent and Borrowers to provide the applicable Increase and any such Lenders (or prospective lenders), Borrowers, and Administrative Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Administrative Agent, to which such Lenders (or prospective lenders), Borrowers, and Administrative Agent are party,

(ii)        each of the conditions precedent set forth in Section 3.2 are satisfied,

(iii)        in connection with any Increase, if any Loan Party or any of its Subsidiaries owns or will acquire any Margin Stock, Borrowers shall deliver to Administrative Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as Administrative Agent shall reasonably request, in order to enable Administrative Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board,

(iv)        [reserved], and

(v)        The interest rate margins with respect to the Revolving Loans to be made pursuant to the increased Commitments shall be the same as the interest rate margin applicable to Revolving Loans hereunder immediately prior to the applicable date of the effectiveness of the increased Commitments and the Maximum Credit (in the case of each Increase, the “Increase Date”).  Any Increase Joinder may, with the consent of Administrative Agent, Borrowers and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary to effectuate the provisions of this Section 2.14.

(d)    Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Commitments and Maximum Credit pursuant to this Section 2.14,

(e)    Each of the Lenders having a Commitment prior to the Increase Date (the “Pre-Increase Lenders”) shall assign to any Lender which is acquiring a new or additional Commitment on the Increase Date (the “Post-Increase Lenders”), and such Post-Increase Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Increase Lenders and Post-Increase Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Commitments.

(f)    The Revolving Loans, Commitments, and Maximum Credit established pursuant to this Section 2.14 shall constitute Revolving Loans, Commitments, and Maximum Credit under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents.  Borrowers shall take any actions reasonably required by Administrative Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Commitments and Maximum Credit.

2.15        Joint and Several Liability of Borrowers.

(a)    Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)    Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.  Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

(c)    If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d)    The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(e)    Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Administrative Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower.  Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Administrative Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Administrative Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Administrative Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Administrative Agent or Lender.  Each Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof.  Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each Borrower.  Each Borrower waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment.  Administrative Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Administrative Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Administrative Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid.

(f)    Each Borrower represents and warrants to Administrative Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Administrative Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)    The provisions of this Section 2.15 are made for the benefit of Administrative Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Administrative Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h)    Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.15,  including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Administrative Agent, any other member of the Lender Group, or any Bank Product Provider against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to any Administrative Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.  If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Administrative Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Administrative Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising.  Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

3.           CONDITIONS; TERM OF AGREEMENT.

3.1            Conditions Precedent to the Initial Extension of Credit.  The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Administrative Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 to this Agreement (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2            Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)    the representations and warranties of each Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b)    no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result immediately from the making thereof.

3.3            Maturity.  The Commitments shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).

3.4            Effect of Maturity.  On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations (other than Hedge Obligations) in full.  No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Administrative Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full.  When all of the Obligations have been paid in full, Administrative Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Administrative Agent’s Liens and all notices of security interests and liens previously filed by Administrative Agent.

3.5            Early Termination by Borrowers.  Borrowers have the option, at any time upon ten (10) Business Days prior written notice to Administrative Agent, to repay all of the Obligations in full and terminate the Commitments.  The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned).

3.6            Conditions Subsequent.  The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 to this Agreement (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Administrative Agent, which Administrative Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).

4.           REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Loan Party makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1        Due Organization and Qualification; Subsidiaries.

(a)    Each Loan Party and each of its Subsidiaries (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)    Set forth on Schedule 4.1(b) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent.  All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(c)    Except as set forth on Schedule 4.1(b) to this Agreement, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.  No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

4.2        Due Authorization; No Conflict.

(a)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or any of its Subsidiaries, the Organization Documents of any Loan Party or any of its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or any of its Subsidiaries in each case in any material respect, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or any of its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

4.3            Governmental Consents.  The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Administrative Agent for filing or recordation, as of the Closing Date.

4.4        Binding Obligations; Perfected Liens.

(a)    Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)    Administrative Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement, and subject only to the filing of financing statements, the recordation of the Copyright Security Agreement, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, the interests of lessors under Capital Leases and bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business.

4.5            Title to Assets; No Encumbrances.  Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby.  All of such assets are free and clear of Liens except for Permitted Liens.

4.6        Litigation.

(a)    There are no actions, suits, or proceedings pending or, to the knowledge of any Loan Party, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b)    Schedule 4.6(b) to this Agreement sets forth a complete and accurate description of each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $1,000,000 that, as of the Closing Date, is pending or, to the knowledge of any Borrower, threatened against a Loan Party or any of its Subsidiaries.

(c)    There is no pending (or, to the knowledge of any Loan Party, threatened in writing) Health Care Proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator against or affecting any Loan Party.

4.7            Compliance with Laws.  No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any Governmental Authority,  that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8            No Material Adverse Effect.  All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Administrative Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended.  Since December 31, 2018, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.

4.9        Solvency.

(a)    Each Loan Party is Solvent.

(b)    No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10            Employee Benefits.

(a)    No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

(b)    Each Employee Benefit Plan is in compliance in all respects with the applicable provisions of ERISA, the IRC and other applicable Federal or state Laws, except to the extent that could not reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination or opinion letter from the Internal Revenue Service or an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto (or such Employee Benefit Plan or the prototype sponsor in respect of such Employee Benefit Plan has remaining a period of time under the IRC or pronouncements of the Internal Revenue Service in which to apply for such a determination and make any amendments necessary to obtain a favorable determination or opinion, as applicable, as to the qualified status of such Employee Benefit Plan) and, to the knowledge of any Loan Party, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Loan Party has made all required contributions to each Employee Benefit Plan subject to Section 412 of the IRC, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Employee Benefit Plan.

(c)    Each Loan Party and each of the ERISA Affiliates has complied with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan, except as could not reasonably be expected to have a Material Adverse Effect.

(d)    Each Employee Benefit Plan is, and has been, maintained in substantial compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan, except as could not reasonably be expected to have a Material Adverse Effect.

(e)    Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on an opinion letter provided under a volume submitted program.  To the best knowledge of each Loan Party and the ERISA Affiliates after due inquiry, nothing has occurred which would prevent, or cause the loss of, such qualification.

(f)    No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan, except as could not reasonably be expected to have a Material Adverse Effect.

(g)    No Notification Event exists.

(h)    No Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.

4.11            Environmental Condition.  Except as set forth on Schedule 4.11 to this Agreement, (a) to each Loan Party’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Loan Party’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any Environmental Law as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received written notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12            Complete Disclosure.  All material factual information (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or any of its Subsidiaries) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Administrative Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or any of its Subsidiaries) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Administrative Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  The Projections delivered to Administrative Agent on August 12, 2019 represent, and as of the date on which any other Projections are delivered to Administrative Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Administrative Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers’ good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).  As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

4.13            Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).

4.14            Payment of Taxes.  Except as otherwise permitted under Section 5.5, all Tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all other Taxes upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable, except to the extent that (a) a Tax is subject to a Permitted Protest or (b) failure to do so could not reasonably be expected to have a Material Adverse Effect.  Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all Taxes not yet due and payable.  No Borrower knows of any proposed Tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.15            Margin Stock.  Neither any Loan Party nor any of its Subsidiaries owns any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in a manner that violates the provisions of Regulation T, U or X of the Board of Governors.

4.16            Governmental Regulation.  No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17            OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.  No Loan Party or any of its Subsidiaries is in violation of any Sanctions.  No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).

4.18            Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or to the knowledge of any Loan Party, threatened against any Loan Party or any of its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or any of its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or any of its Subsidiaries.  None of any Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All material payments due from any Loan Party or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent and its Subsidiaries, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.19            [Reserved].

4.20            [Reserved].

4.21            Eligible Accounts.  As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Administrative Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the rendition of services to such Account Debtor in the ordinary course of a Borrower’s business, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.22            Material Contracts.  Set forth on Schedule 4.22 (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Loan Party and its Subsidiaries as of the most recent date on which Borrowers provided the Compliance Certificate pursuant to Section 5.1; provided, that Borrowers may amend Schedule 4.22 to add additional Material Contracts so long as such amendment occurs by written notice to Administrative Agent on the next date thereafter that Borrowers deliver the Compliance Certificate.  Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to each Loan Party’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.6(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

4.23            [Reserved].

4.24            Hedge Agreements.  On each date that any Hedge Agreement is executed by any Hedge Provider, Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

4.25        Health Care Matters.

(a)    Each Loan Party is in compliance in all material respects with all Health Care Laws.  No Loan Party has any Third Party Payor Arrangements applicable to it and its assets, business or operations.  Each Loan Party (i) has in full force and effect (without default, violation or noncompliance) all Health Care Permits necessary for it to conduct its business and operations as presently conducted and (ii) has obtained and maintains accreditation from all generally recognized accreditation agencies necessary for it to conduct its business and operations as presently conducted. No circumstance exists or event has occurred which could reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any material Health Care Permit.  None of the services provided by any Loan Party are subject to any Government Reimbursement Programs.  All Persons providing professional health care services for or on behalf of any Loan Party (either as an employee or independent contractor) are appropriately licensed in every jurisdiction in which such Persons provide health care services.

(b)    No Loan Party nor any officer, affiliate, employee or agent of any Loan Party, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact that must be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would constitute a violation of any Health Care Law in any material respects.

(c)    No Loan Party nor any owner, officer, director, partner, agent or managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any Loan Party, has (i) had a civil monetary penalty assessed pursuant to 42 U.S.C. § 1320a-7; (ii) been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347 or 1518, including any of the following categories of offenses: (A) criminal offenses relating to the delivery of an item or service under any federal health care program (as that term is defined in 42 U.S.C. §1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. §24b), (B) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service, (C) criminal offenses under laws relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency, (D) laws relating to the interference with or obstruction of any investigations into any criminal offenses described in this clause (c), or (E) criminal offenses under laws relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or (4) been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.

(d)    To the extent applicable to a Loan Party, each Loan Party is in compliance in all material respects with HIPAA.  Without limiting the generality of the foregoing, in each contractual arrangement that is subject to HIPAA, each Loan Party has: (i) entered into a written business associate agreement (as such term is defined under the HIPAA regulations) that substantially meets the requirements of HIPAA; (ii) at all times complied in all material respects with such business associate agreements in respect of the HIPAA privacy or security standards; and (iii) at no time experienced or had a material unauthorized use or disclosure of Protected Health Information (as defined in the HIPAA regulations) or privacy or security breach or other privacy or security incident within the meaning of HIPAA.

(e)    No Loan Party nor any owner, officer, director, partner, agent or managing employee of any Loan Party is a party to or bound by any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Health Care Laws, any Government Reimbursement Programs or the requirements of any Health Care Permit.

(f)    Except as set forth on Schedule 4.25, there are no pending (or, to the knowledge of any Loan Party, threatened in writing) Health Care Proceedings against or affecting any Loan Party relating to any actual or alleged non-compliance in any material respects with any Health Care Law or requirement of any Account Debtor.  There are no material facts, circumstances or conditions that would reasonably be expected to form the basis for any such Health Care Proceeding against or affecting any Loan Party. Without limiting the foregoing, no validation review, program integrity review, audit or other investigation related to any Loan Party or any of its operations, or the consummation  of the transactions contemplated  in the Loan Documents (i) has been conducted by or on behalf of any Governmental  Authority or Account Debtor, or (ii) is scheduled, pending or, to the knowledge of any Loan Party, threatened in writing.

5.           AFFIRMATIVE COVENANTS.

Each Loan Party covenants and agrees that, until the termination of all of the Commitments and payment in full of the Obligations:

5.1            Financial Statements, Reports, Certificates.  Borrowers (a) will deliver to Administrative Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 to this Agreement no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent, unless the fiscal year of a Subsidiary is set by applicable law, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) maintain their billing practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to Administrative Agent.

5.2            Reporting.  Borrowers (a) will deliver to Administrative Agent (and if so requested by Administrative Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 to this Agreement at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Administrative Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.  Borrowers and Administrative Agent hereby agree that the delivery of the Borrowing Base Certificate through Administrative Agent’s electronic platform or portal, subject to Administrative Agent’s authentication process, by such other electronic method as may be approved by Administrative Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate the Borrowing Bases as may be approved by Administrative Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of Borrowers to deliver such Borrowing Base Certificate with the same legal effect as if such Borrowing Base Certificate had been manually executed by Borrowers and delivered to the Administrative Agent.

5.3            Existence.  Except as otherwise permitted under Section 6.3 or Section 6.4, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4            Maintenance of Properties.  Each Loan Party will, and will cause each of its Subsidiaries to, maintain and preserve all of its tangible assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.

5.5            Taxes.  Each Loan Party will, and will cause each of its Subsidiaries  to, pay in full before delinquency or before the expiration of any extension period all Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, other than Taxes not in excess of $500,000 outstanding at any time and other than to the extent that the validity of such Tax is the subject of a Permitted Protest.

5.6            Insurance.  Each Loan Party will, and will cause each of its Subsidiaries to, at Borrowers’ expense, maintain insurance respecting each of each Loan Party’s and its Subsidiaries’ assets wherever located, covering liabilities (including without limitation liabilities covered by professional liability insurance), losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located.  All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Administrative Agent (it being agreed that, as of the Closing Date, the Loan Parties’ existing insurance providers as set forth in the certificates of insurance delivered to Administrative Agent on or about the Closing Date shall be deemed to be acceptable to Administrative Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Administrative Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to Administrative Agent).  All property insurance policies are to be made payable to Administrative Agent for the benefit of Administrative Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Administrative Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of property and general liability insurance are to be delivered to Administrative Agent, with the lender’s loss payable and additional insured endorsements in favor of Administrative Agent and shall provide for not less than thirty (30) days (ten (10) days in the case of non-payment) prior written notice to Administrative Agent of the exercise of any right of cancellation.  If any Loan Party or any of its Subsidiaries fails to maintain such insurance, Administrative Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.  If at any time the area in which any Real Property that is subject to a mortgage or deed of trust is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount and on terms that are satisfactory to Administrative Agent and all Lenders from time to time, and otherwise comply with the Flood Laws or as is otherwise satisfactory to Administrative Agent and all Lenders.

5.7        Inspection; Field Examinations.

(a)    Each Loan Party will, and will cause each of its Subsidiaries to, permit each Agent, any Lender, and each of their respective duly authorized representatives or agents from time to time upon prior reasonable notice and at such times during normal business hours, all at the expense of Borrowers, to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided, that, an authorized representative of a Borrower may, if they choose, be present at or participate in any such discussions present), provided, that, excluding any such visits and inspections during the continuation of an Event of Default or, at the request of Administrative Borrower, in connection with a Permitted Acquisition, and without limitation of the rights of any Agent to conduct, or cause to be conducted, field examinations as provided below, (i) Agents and Lenders collectively shall not exercise such rights more often than once during any calendar year and (ii) upon the occurrence and during the continuance of an Event of Default, Collateral Agent may do any of the foregoing at the expense of the Borrowers as often as may be reasonably necessary, at any time during normal business hours and without advance notice.

(b)    Upon the request of Collateral Agent, after reasonable prior notice, each Loan Party will, and will cause each of its Subsidiaries to, permit Agents or professionals (including investment bankers, consultants, accountants, and lawyers) retained by Administrative Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the practices of the Loan Parties in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves.  Without limitation of the foregoing, after a Cash Dominion Event has occurred and is continuing promptly upon the request of Administrative Agent, Loan Parties shall provide Administrative Agent with such passwords and other information as may be required in order for Administrative Agent to have direct access to all electronic books and records of Loan Parties and their Subsidiaries.  Loan Parties shall pay the reasonable and documented fees and expenses of Agents and such professionals with respect to such examinations and evaluations, provided, that, Administrative Agent may conduct, or cause to be conducted, (i) no more than two (2) field examinations in any four (4) quarter period at the expense of the Borrowers so long as either (A) the Borrowing Base includes any Supplemental Maximum Amount or  (B) at any time during such period, Excess Availability is less than the greater of (1) fifteen percent (15.0%) of the Loan Cap or (2) $12,000,000, for at least five (5) consecutive Business Days and (ii) no more than one (1) field examination during any four (4) quarter period during which the Borrowing Base does not include any Supplemental Maximum Amount and Excess Availability is not less than or equal to the greater of (A) fifteen percent (15.0%) of the Loan Cap or (B) $12,000,000, for at least five (5) consecutive Business Days..   Notwithstanding the foregoing, each Agent may cause additional field examinations to be done (A) at any time at its own expense, upon reasonable prior notice to Administrative Borrower and during normal business hours, (B) if an Event of Default shall have occurred and be continuing, at the expense of the Borrowers and without advance notice, (C) if and to the extent (and only to the extent) required by any applicable law, (D) in connection with a Permitted Acquisition, at the expense of the Borrowers, which field examination shall not be considered for purposes of the limitations on field examinations at the expense of Borrowers set forth herein.

5.8            Compliance with Laws.  Each Loan Party will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9            Environmental.  Each Loan Party will, and will cause each of its Subsidiaries to,

(a)    Keep any property either owned or operated by any Loan Party or any of its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)    Comply, in all material respects, with Environmental Laws,

(c)    Promptly notify Administrative Agent of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or any of its Subsidiaries, which released could reasonably be expected to have a Material Adverse Effect, and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d)    Promptly, but in any event within ten (10) Business Days of its receipt thereof, provide Administrative Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or any of its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or any of its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority applicable to any Loan Party or its Subsidiaries under any Environmental Law.

5.10        [Reserved].

5.11            Formation of Subsidiaries.  Each Loan Party will, at the time that any Loan Party forms any direct or indirect Subsidiary,  acquires any direct or indirect Subsidiary that is not designated as an Immaterial Subsidiarity after the Closing Date, or at any time when any direct or indirect Subsidiary of a Loan Party that previously was an Immaterial Subsidiary ceases to be an Immaterial Subsidiary, within ten (10) days of such event (or such later date as permitted by Administrative Agent in its sole discretion) (a) unless such Subsidiary is an Excluded Subsidiary, cause such new Subsidiary (i) if Administrative Borrower requests, subject to the consent of Administrative Agent, that such Subsidiary be joined as a Borrower hereunder, to provide to Administrative Agent a Joinder to this Agreement, and (ii) to provide to Administrative Agent a joinder to the Guaranty and Security Agreement, in each case, together with such other security agreements, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Administrative Agent (including being sufficient to grant Administrative Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); (b) provide, or cause the applicable Loan Party to provide, to Administrative Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Administrative Agent; and (c) provide to Administrative Agent all other documentation, including the Organization Documents of such Subsidiary and one or more opinions of counsel reasonably satisfactory to Administrative Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a mortgage).  Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12            Further Assurances.  Each Loan Party will at any time upon the reasonable request of Administrative Agent, execute or deliver to Administrative Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Administrative Agent may reasonably request in form and substance reasonably satisfactory to Administrative Agent, to create, perfect, and continue perfected or to better perfect Administrative Agent’s Liens in all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (other than any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement) and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.  To the maximum extent permitted by applicable law, if any Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time not to exceed five (5) Business Days following the request to do so, each Loan Party hereby authorizes Administrative Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Administrative Agent to file such executed Additional Documents in any appropriate filing office.  In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties, including all of the outstanding capital Equity Interests of each Borrower and its Subsidiaries (in each case, other than with respect to any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement).  Notwithstanding anything to the contrary contained herein (including Section 5.11 hereof and this Section 5.12) or in any other Loan Document, (x) Administrative Agent shall not accept delivery of any mortgage or deed of trust from any Loan Party unless each of the Lenders has received forty-five (45) days prior written notice thereof and Administrative Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise satisfactory to such Lender and (y) Administrative Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Administrative Agent has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Administrative Agent.

5.13            Location of Chief Executive Office.  Each Loan Party will, and will cause each of its Subsidiaries to, keep their respective chief executive offices only at the locations identified on Schedule 7 to the Guaranty and Security Agreement, except, that, a Loan Party or such Subsidiary may change its chief executive office provided, that, Administrative Agent shall receive written notice from such Loan Party of such change to its chief executive office substantially concurrently with such change, but in any event not more than five (5) Business Days after such change, and in any event, such chief executive office shall be located in the United States.

5.14            Compliance with ERISA and the IRC.  In addition to and without limiting the generality of Section 5.8, (a) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) without the prior written consent of Administrative Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) allow any facts or circumstances to exist with respect to one or more Employee Benefit Plans that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect, (d) not participate in any prohibited transaction that could result in other than an immaterial civil penalty excise tax, fiduciary liability or correction obligation under ERISA or the IRC, (e) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC), and (e) furnish to Administrative Agent upon Administrative Agent’s written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability.  With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in liability to the Loan Parties, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

5.15            OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.  Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  Each of the Loan Parties shall and shall cause their respective Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

5.16        Compliance with Health Care Laws.

(a)    Each Loan Party will comply with all applicable Health Care Laws, except to the extent that any noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)    Each Loan Party will (i) obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material Health Care Permits which are necessary in the proper conduct of its business; (ii) be and remain in material compliance with all requirements for participation in, and for licensure required to provide the services that are reimbursable under, all arrangements with Account Debtors; (iii) cause all Persons providing professional health care services for or on behalf of any Loan Party (either as an employee or independent contractor) to maintain in full force and effect all professional licenses and other Health Care Permits required to perform such duties; and (iv) keep and maintain all records required to be maintained by any Governmental Authority or otherwise under any Health Care Law.

(c)    Each Loan Party will maintain a corporate and health care regulatory compliance program (“RCP”) which addresses the requirements of Health Care Laws, including without limitation HIPAA, and includes at least the following components:  (i) standards of conduct and procedures that describe compliance policies regarding laws with an emphasis on prevention of fraud and abuse; (ii) a specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including fraud and abuse laws and illegal billing practices; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including publicizing a reporting system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies including discipline of individuals responsible for the failure to detect violations of the RCP; and (vi) mechanisms to immediately respond to detected violations of the RCP.  Each Loan Party shall modify such RCPs from time to time, as may be necessary to ensure continuing compliance with all applicable Health Care Laws.  Upon request, Administrative Agent (and/or its consultants) shall be permitted to review such RCPs.

6.           NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations:

6.1            Indebtedness.  Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2            Liens.  Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3            Restrictions on Fundamental Changes.  Each Loan Party will not, and will not permit any of its Subsidiaries to,

(a)    enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties; provided, that a Borrower must be the surviving entity of any such merger to which it is a party, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of any Loan Party that are not Loan Parties, or

(b)    liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of any Loan Party with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than any Borrower) or any of its Wholly-Owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of any Loan Party that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Administrative Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Loan Party that is not liquidating or dissolving.

6.4            Disposal of Assets.  Each Loan Party will not, and will not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”), except for Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9. Equity Interests issued by a Person shall not be deemed to be assets of such Person for purposes of this Section 6.4.

6.5            Nature of Business.  Each Loan Party will not, and will not permit any of its Subsidiaries to, make any change in the nature of its or their business as described in Schedule 6.5 to this Agreement or acquire any properties or assets that are not reasonably related, similar or ancillary to the conduct of such business activities; provided, that the foregoing shall not prevent any Loan Party and its Subsidiaries from engaging in any business that is reasonably related, similar or ancillary to its or their business.

6.6            Prepayments and Amendments.  Each Loan Party will not, and will not permit any of its Subsidiaries to,

(a)    Except in connection with Refinancing Indebtedness permitted by Section 6.1 or a conversion to or exchange for Qualified Equity Interests:

(i)          optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or its Subsidiaries, except that a Loan Party or such Subsidiary may optionally prepay, redeem, defease, purchase, or otherwise acquire any of its Indebtedness consisting of (A) the Obligations in accordance with this Agreement, (B) Hedge Obligations, (C) Indebtedness arising from Permitted Intercompany Advances, or (D) other Indebtedness (other than Subordinated Indebtedness) so long as on the date of any such prepayment, redemption, defeasance, purchase or other acquisition of such other Indebedness, and immediately after giving effect thereto, each of the Payment Conditions is satisfied, or

(ii)        make any payment on account of Subordinated Indebtedness or any other Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b)    Directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i)        any agreement, instrument, document, indenture, or other writing evidencing  or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Hedge Obligations, (C) Permitted Intercompany Advances, and (D) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness, or

(ii)        the Organization Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.7            Restricted Payments.  Each Loan Party will not, and will not permit any of its Subsidiaries to, make any Restricted Payment, except that:

(a)    Parent may redeem or repurchase Equity Interests of Parent from employees, directors and former employees and directors of Parent in connection with share purchase programs, including amounts for the payment of taxes related thereto, (i) in an aggregate amount of all such redemptions or repurchases and payments in respect of taxes made pursuant to this Section 6.7(a) in any Fiscal Year not to exceed $5,000,000 or (ii) in an unlimited amount so long as after giving effect to any such redemption or repurchase, or payment in respect of taxes, on a pro forma basis, each of the Payment Conditions is satisfied,

(b)    Parent’s Subsidiaries may make distributions to Parent,

(c)    each Loan Party and its Subsidiaries may pay dividends solely in shares of any class of its Qualified Equity Interests,

(d)    redemptions or repurchase of Equity Interests of any Loan Party and its Subsidiaries made solely in shares of any class of its Qualified Equity Interests,

(e)    each Loan Party and its Subsidiaries may make Restricted Payments to any other Loan Party, and

(f)    each Loan Party and its Subsidiaries may make Restricted Payments, provided, that as of the date of any such payment and after giving effect thereto, each of the Payment Conditions is satisfied.

6.8            Accounting Methods.  Each Loan Party will not, and will not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP or applicable law).

6.9            Investments.  Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10            Transactions with Affiliates.  Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Loan Party or any of its Subsidiaries except for:

(a)    transactions (other than the payment of management, consulting, monitoring, or advisory fees) between such Loan Party or its Subsidiaries, on the one hand, and any Affiliate of such Loan Party or its Subsidiaries, on the other hand, so long as such transactions are no less favorable, taken as a whole, to such Loan Party or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b)    any indemnity provided for the benefit of directors (or comparable managers) of a Loan Party or one of its Subsidiaries so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,

(c)    the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors and consultants of a Loan Party or one of its Subsidiaries in the ordinary course of business and consistent with industry practice so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,

(d)    (i) transactions solely among the Loan Parties, (ii) transactions among Parent and its Subsidiaries that are not Loan Parties in the ordinary course of business consistent with current practices, and (ii) transactions solely among Subsidiaries of Loan Parties that are not Loan Parties,

(e)    transactions permitted by Section 6.3, Section 6.7, or Section 6.9, and

(f)    transactions described on Schedule 6.10.

6.11            Use of Proceeds.  Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Flow of Funds Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes; provided that (i) no part of the proceeds of the Loans or Letters of Credit will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (ii) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (iii) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

6.12        [Reserved].

6.13        [Reserved].

6.14            Employee Benefits.  Each Loan Party will not, and will not permit any of its Subsidiaries to:

(a)    Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Plan, which could reasonably be expected to result in any liability of any Loan Party or ERISA Affiliate to the PBGC.

(b)    Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Benefit Plan or Canadian Pension Plan, agreement relating thereto or applicable Law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect.

(c)    Permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the UCC, whether or not waived, with respect to any Plan which with respect to all Pension Plans in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(d)    Acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to a Loan Party or with respect to any ERISA Affiliate if such Person sponsors, maintains, or contributes to, or at any time in the six (6) year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Pension or (ii) any Multiemployer Plan.

(e)    Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan not set forth on Schedule 4.10.

(f)    Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Plan under the IRC.

6.15        [Reserved].

7.           FINANCIAL COVENANTS.  Each Loan Party agrees that, until the payment in full of the Obligations, Parent and its Subsidiaries will have a Fixed Charge Coverage Ratio, measured as of the end of each fiscal quarter, based on the four (4) immediately preceding fiscal quarters for which Administrative Agent has received financial statements for or which financial statements have been required to be delivered hereunder, of not less than 1.25 to 1.00, provided, that in the event that at any time there is any Subordinated Indebtedness owing by Parent or any of its Subsidiaries, the Fixed Charge Coverage Ratio as of each fiscal quarter end commencing as of the fiscal quarter end immediately prior to the incurrence of such Subordinated Indebtedness owing to any Person that is not a Loan Party be not less than 1.50 to 1.00 as of the end of each fiscal quarter, based on the four (4) immediately preceding fiscal quarters for which Administrative Agent has received financial statements or for which financial statements have been required to be delivered hereunder.

8.           EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1            Payments.  If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal or any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three (3) Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;

8.2            Covenants.  If any Loan Party or any of its Subsidiaries:

(a)    fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3 (solely if any Loan Party is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Loan Party refuses to allow any Agent or its representatives or agents to visit any Loan Party’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Loan Parties’ affairs, finances, and accounts with officers and employees of any Borrower), 5.11, 5.13 or 5.14 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;

(b)    fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Loan Party is not in good standing in its jurisdiction of organization), 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of ten days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Administrative Agent; or

(c)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Administrative Agent;

8.3            Judgments.  If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $5,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not released, discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4            Voluntary Bankruptcy, etc.  If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5            Involuntary Bankruptcy, etc.  If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6            Default Under Other Agreements.  If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $5,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or (b) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $5,000,000 or more;

8.7            Representations, etc.  If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Administrative Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8            Guaranty.  If the obligation of any Guarantor under the guaranty contained in any Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement) or if any Guarantor repudiates or revokes or purports to repudiate or revoke any such guaranty;

8.9            Security Documents.  If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, (except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases) first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $1,000,000 or (c) as the result of an action or failure to act on the part of an Agent;

8.10            Loan Documents.  The validity or enforceability of any Loan Document shall at any time for any reason  (other than solely as the result of an action or failure to act on the part of Administrative Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;

8.11            ERISA.  The occurrence of any of the following events: (a) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan where such failure could reasonably be expected to have a Material Adverse Effect, (b) an accumulated funding deficiency or funding shortfall in excess of $5,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, individually or in the aggregate, (c) a Notification Event, which could reasonably be expected to result in liability in excess of $5,000,000, either individually or in the aggregate or (d) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability in excess of $5,000,000 in the aggregate, or fails to make any Withdrawal Liability payment when due;

8.12            Change of Control.  A Change of Control shall occur;

8.13            Health Care Laws.  If any of the following shall occur:

(a)    any Health Care Permit of a Borrower which, individually or in the aggregate for all such Borrowers, accounts for more than five percent (5.0%) of the revenue or Parent and its Subsidiaries during the previous four (4) fiscal quarter period shall be revoked, fail to be renewed, suspended or otherwise terminated,

(b)    any Loan Party shall enter into a settlement agreement with CMS or any other Governmental Authority;

(c)    any Loan Party suspends or terminates any material portion of its business pursuant to the order of any Governmental Authority, or

(d)    any Loan Party or any owner, officer, director, partner, agent or managing employee of a Loan Party (i) shall have been found guilty of an act of fraud or been convicted of a felony crime that relates to the services provided by such Loan Party or (ii) shall have been specifically identified as subject or the target of a criminal investigation or indicted for a felony crime relating to any services provided by such Loan Party.

9.           RIGHTS AND REMEDIES.

9.1            Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default, Administrative Agent may, and, at the instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)    by written notice to Borrowers, (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Administrative Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b)    by written notice to Borrowers, declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and

(c)    exercise all other rights and remedies available to Administrative Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

Notwithstanding the foregoing, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (A) Letter of Credit Collateralization to Administrative Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (B) Bank Product Collateralization to be held as security for Borrowers’ or their Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by the Loan Parties.

9.2            Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.3        Right to Cure.

(a)    Notwithstanding anything to the contrary contained in Section 8, in the event that the Loan Parties fail (or, but for the operation of this Section 9.3, would fail) to comply with the requirements of the covenants set forth in Section 7, until the expiration of the tenth (10th) Business Day subsequent to the date the Compliance Certificate is required to be delivered pursuant to Schedule 5.1(b) (such period of ten (10) Business Days, the “Cure Period”), Loan Parties shall have the right to receive a cash equity contribution from any Person (other than a Loan Party or any of its Subsidiaries) for cash which it may specify as an increase to Consolidated EBITDA (such equity contribution, a “Specified Equity Contribution”), and upon the receipt by Loan Parties of such Specified Equity Contribution within the Cure Period, the covenants set forth in Section 7 shall be recalculated giving effect to the following pro forma adjustments (collectively, the "Cure Right")

(i)        EBITDA shall be increased for the applicable fiscal quarter (the “Applicable Quarter”) and any period of four (4) fiscal quarters that includes the Applicable Quarter, solely for the purpose of measuring the covenants set forth in Section 7, and not for any other purpose under this Agreement, by an amount equal to the Specified Equity Contribution; and

(ii)        If, after giving effect to the foregoing recalculations, Loan Parties shall then be in compliance with the requirements of the covenants set forth in Section 7, the Loan Parties shall be deemed to have satisfied the requirements of the covenants set forth in Section 7 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the covenant set forth in Section 7 that had occurred shall be deemed cured for the purposes of this Agreement.

(b)    Notwithstanding anything herein to the contrary, (i) Loan Parties shall provide notice to Administrative Agent of its intention to exercise the Cure Right (the “Cure Notice”) no later than the date that is ten (10) Business Days after the date on which the Compliance Certificate is required to be delivered pursuant to Schedule 5.1(b), and the Specified Equity Contribution must actually be received during the Cure Period, (ii) the Specified Equity Contribution shall be no greater than the amount required for purposes of complying with the applicable financial covenants in Section 7, (iii) Indebtedness repaid with the proceeds of an issuance of Equity Interests  effected in connection with the exercise of a Cure Right pursuant to this Section 9.3 shall not be deemed to be paid for purposes of calculating the applicable financial covenants specified in Section 7 for any period of four (4) fiscal quarters that includes the Applicable Quarter, (iv) the Specified Equity Contribution received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any available basket under any covenant in this Agreement, the calculation of the Applicable Margin at any time and/or compliance with (or meeting requirement threshold under) the financial covenants set forth in Section 7 on a pro forma basis for any other purpose of this Agreement, (v) the Cure Right may be exercised no more than four (4) times during the term of this Agreement, and may be exercised no more than two (2) times in any four (4) consecutive fiscal quarters, (vi) Administrative Agent and Lenders shall not exercise any remedy under the Loan Documents (for the avoidance of doubt, including the institution of Default Interest) or applicable laws on the basis of an Event of Default caused solely by the failure of the Loan Parties to comply with Section 7  (it being understood that this sentence shall not have any effect on the rights and remedies of Agents and Lenders with respect to any other Default or Event of Default pursuant to any other provision of any Loan Document) until the Business Day immediately following the end of the Cure Period, unless (A) the Borrower or any other Loan Party has stated in writing that it does not intend to cause a Specified Equity Contribution to be provided or failed to deliver the Cure Notice as provided in clause (b)(i) above or (B) the Event of Default may not be cured pursuant to this Section 9.3 because of clause (b)(i) or (b)(v) above or any other term hereof and (vii) unless and until the Event of Default is cured pursuant to this Section 9.3, Borrowers shall not request, and Lenders shall not be required to make, (A) any Loans or issue any Letters of Credit or (B) any conversions from Base Rate Loans into LIBOR Rate Loans or LIBOR Index Rate Loans or continuations of LIBOR Rate Loans or LIBOR Index Rate Loans (which shall automatically convert into Base Rate Loans at the end of the applicable Interest Period).

10.          WAIVERS; INDEMNIFICATION.

10.1            Demand; Protest; etc.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2            The Lender Group’s Liability for Collateral.  Each Borrower hereby agrees that:  (a) so long as Administrative Agent complies with its obligations, if any, under the UCC, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties, except for loss, damage or destruction of Collateral as a result of acts or omissions that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of an Agent.

10.3            Indemnification.  Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, the Issuing Bank, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other reasonable and documented out-of-pocket costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought but without duplication of any losses, costs and expenses as to which Borrowers are liable to such Indemnified Person pursuant to Section 2.13 or Section 16), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided, that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Administrative Agent (but not the Lenders unless the dispute involves an act or omission of a Loan Party) relative to disputes between or among Administrative Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any claims for Taxes, which shall be governed by Section 16, other than Taxes which relate to primarily non-Tax claims), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents.  This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON, provided, that, this shall not be construed to apply to acts or omissions that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.

11.          NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested) (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	Cross Country Healthcare, Inc.
5201 Congress Avenue, Suite 100B Boca Raton, FL 33487 Attention: William J. Burns Facsimile: (855) 322-1199 Email: wburns@crosscountry.com

with copies to:	Cross Country Healthcare, Inc.
5201 Congress Avenue, Suite 100B Boca Raton, FL 33487 Attention: Susan E. Ball Facsimile: (800) 565-9774 Email: sball@crosscountry.com
with copies to:	Proskauer Rose LLP Eleven Times Square New York, NY 10036 Attention: Andrew Bettwy Facsimile: (212) 969-2900 Email: abettwy@proskauer.com
If to Administrative Agent or Collateral Agent:	Wells Fargo Bank, National Association 2450 Colorado Avenue
Suite 3000 West Santa Monica, CA 90404
Attn: Healthcare Finance Loan Portfolio Manager
Fax No.: 310-453-7442 Email: eric.c.morse@wellsfargo.com
with copies to:	Otterbourg P.C.
230 Park Avenue
New York, New York 10169
Attn: David W. Morse, Esq.
Fax No.: 212-682-6104 Email: dmorse@otterbourg.com

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.          CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE ADMINISTRATIVE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”).  EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)    EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)    NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST ADMINISTRATIVE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, ADMINISTRATIVE AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)    IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i)        WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1.  THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE.  VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii)        THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS).  THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii)        UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE.  IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B).  THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW.  PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv)        EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING.  ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT.  THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER; PROVIDED, THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)        THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES.  THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi)        THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW.  THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT.  THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.  THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT.  THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii)        THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.          ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1        Assignments and Participations.

(a)    (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld, delayed or conditioned) of:

(A)        Borrowers; provided, that no consent of Borrowers shall be required (1)  if a Specified Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender, an Affiliate (other than natural persons) of a Lender; or a Related Fund; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)        Administrative Agent, Swing Lender, and Issuing Bank.

(ii)        Assignments shall be subject to the following additional conditions:

(A)        no assignment may be made to a natural person,

(B)        no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(C)        the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Administrative Agent) shall be in a minimum amount (unless waived by Administrative Agent) of $5,000,000 (except such minimum amount shall not apply to (1) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender, or (2) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(D)        each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(E)        the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Acceptance; provided, that Borrowers and Administrative Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Administrative Agent by such Lender and the Assignee,

(F)        unless waived by Administrative Agent, the assigning Lender or Assignee has paid to Administrative Agent, for Administrative Agent’s separate account, a processing fee in the amount of $3,500, and

(G)        the assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire in a form approved by Administrative Agent (the “Administrative Questionnaire”).

(b)    From and after the date that Administrative Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Administrative Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)    Immediately upon Administrative Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Administrative Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, an Affiliate of a Loan Party, or any holder of Subordinated Indebtedness of Parent or any of its Subsidiaries, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agents, Borrowers, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(g)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)    Administrative Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Revolving Loans (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”).  Other than in connection with an assignment by a Lender of all or any portion of its portion of the Revolving Loans to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers, Administrative Agent and each Lender shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.  In the case of any assignment by a Lender of all or any portion of its Revolving Loans to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.  The entries in the Register shall be conclusive absent manifest error.

(i)    In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”).  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(j)    Administrative Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2            Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release any Borrower from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.          AMENDMENTS; WAIVERS.

14.1        Amendments and Waivers.

(a)    No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letters), and no consent with respect to any departure by any Loan Party, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Administrative Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)        increase the amount of or extend the expiration date of any Commitment of any Lender,

(ii)        postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)        reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (A)  in connection with the waiver of applicability of Section 2.6(c), which waiver shall be effective with the written consent of the Required Lenders and (B) that any amendment or modification of defined terms used in the definition of “Applicable Margin” shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv)        amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)        amend or modify Section 2.11(m) in a manner that would permit the expiration date of any commercial Letter of Credit to occur after the Maturity Date;

(vi)        amend, modify, or eliminate Section 3.1 or 3.2,

(vii)        amend, modify, or eliminate Section 15.11,

(viii)            other than as permitted by Section 15.11, release or contractually subordinate Administrative Agent’s Lien in and to any of the Collateral,

(ix)        amend, modify, or eliminate the definitions of “Required Lenders”, Supermajority Lenders or “Pro Rata Share”,

(x)        other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(xi)        amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii) or Section 2.4(e), or

(xii)        at any time that any Real Property is included in the Collateral, add, increase, renew or extend any Loan, Letter of Credit or Commitment hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Laws or as otherwise satisfactory to all Lenders, or

(xiii)            amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties, or Affiliates of a Loan Party;

(b)    No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i)        (A) the definition of the Wells Fargo Fee Letter, without the written consent of the Administrative Agent and Borrowers (and shall not require the written consent of any of the Lenders) and (B) the definition of the PNC Fee Letter, without the written consent of PNC Bank, National Association and Borrowers (and shall not require the written consent of any of the Lenders),

(ii)        any provision of Section 15 pertaining to any Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of each Agent, Borrowers, and the Required Lenders;

(c)    No amendment, waiver, modification, elimination, or consent shall amend, without written consent of each Agent, Borrowers and the Supermajority Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts and Eligible Unbilled Accounts) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Credit;

(d)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Administrative Agent, Borrowers, and the Required Lenders;

(e)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Administrative Agent, Borrowers, and the Required Lenders; and

(f)    Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, provided, that, written notice thereof shall be provided to Administrative Borrower to the extent of any modification of the rights or duties of any Loan Party and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.

14.2        Replacement of Certain Lenders.

(a)    If (i) any action to be taken by the Lender Group or Administrative Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Administrative Agent, upon at least five (5) Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder.  Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)    Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit, and (iii) Funding Losses).  If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Administrative Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Administrative Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1.  Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3            No Waivers; Cumulative Remedies.  No failure by Administrative Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Administrative Agent or any Lender on any occasion shall affect or diminish Administrative Agent’s and each Lender’s rights thereafter to require strict performance by any Loan Party of any provision of this Agreement.  Administrative Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Administrative Agent or any Lender may have.

15.          AGENTS; THE LENDER GROUP.

15.1            Appointment and Authorization of Agents.

(a)    Each Lender hereby designates and appoints Wells Fargo as its Administrative Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Administrative Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Administrative Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Administrative Agent agrees to act as Administrative Agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15.

(b)    Each Lender hereby designates and appoints Wells Fargo as Collateral Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Collateral Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Collateral Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Collateral Agent agrees to act as Collateral Agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15.

(c)    Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, no Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.

(d)    Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Administrative Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, each  shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that such Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Administrative Agent, Lenders agree that Administrative Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Administrative Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or any of its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Administrative Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2            Delegation of Duties.  Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3            Liability of Agent.  None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any of its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or any of its Subsidiaries.  No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for a Loan, Letter of Credit or other extension of credit was not authorized by the applicable Borrower.  Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.

15.4            Reliance by Agent.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, such Agent shall act, or refrain from acting, as it deems advisable.  If an Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5            Notice of Default or Event of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to an Agent for the account of the Lenders and, except with respect to Events of Default of which such Agent has actual knowledge, unless such Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Each Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which such Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and each Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.4, each Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until an Agent has received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6            Credit Decision.  Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by an Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider).  Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by an Agent, Agents shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that each Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into such Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7            Costs and Expenses; Indemnification.  Each Agent may incur and pay Lender Group Expenses to the extent such Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse such Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Each Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by such Agent to reimburse such Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers).  In the event an Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to such Agent such Lender’s ratable share thereof.  Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that an Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of an Agent.

15.8            Each Agent in Individual Capacity.  Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Administrative Agent and Collateral Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Agent will use its reasonable best efforts to obtain), such Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

15.9            Successor Agent.  An Agent may resign as Agent upon thirty (30) days (ten (10) days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or a Default or Event of Default has occurred and is continuing) and without any notice to the Bank Product Providers.  If Administrative Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Administrative Agent for the Lenders (and the Bank Product Providers).  If Collateral Agent resigns under this Agreement, then Administrative Agent shall be deemed to be the successor Collateral Agent. If, at the time that Administrative Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans.  If no successor Administrative Agent is appointed prior to the effective date of the resignation of the applicable Administrative Agent, such Administrative Agent may appoint, after consulting with the Lenders and Borrowers, a successor Administrative Agent in such capacity.  If an Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace such Agent, in the case of Administrative Agent with a successor Administrative  Agent from among the Lenders, and in the case of Collateral Agent, without the Collateral Agent continuing as the only Collateral Agent, and in the case of the removal of both Collateral Agent with Administrative Agent as the successor Collateral Agent, and in the case of Administrative Agent with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned).  In any such event, upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers, and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent and the retiring Administrative Agent’s appointment, powers, and duties as Administrative Agent shall be terminated.  After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.  If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Administrative Agent hereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided for above.

15.10            Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers).  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11            Collateral Matters.

(a)    The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Administrative Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties and their Subsidiaries of all of the Obligations, (ii) constituting property being sold or otherwise disposed of in a transaction permitted under the Loan Documents and if Borrowers certify to Administrative Agent that the sale or other disposition is permitted under the Loan Documents (and Administrative Agent may rely conclusively on any such certificate, without further inquiry), except to the extent that Administrative Agent may agree at the time that no such certificate is required, (iii) constituting property in which no Loan Party or any of its Subsidiaries owned any interest at the time Administrative Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11.  The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Administrative Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Administrative Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy.  In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Administrative Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Administrative Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Administrative Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that Bank Product Obligations not entitled to the application set forth in Section 2.4(b)(iii)(J) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Providers in the Obligations which are credit bid.  Except as provided above, Administrative Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers).  Upon request by Administrative Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Administrative Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Administrative Agent’s opinion, could expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  Each Lender further hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Administrative Agent, at its option and in its sole discretion, to subordinate (by contract or otherwise) any Lien granted to or held by Administrative Agent on any property under any Loan Document (a) to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Indebtedness (including Capitalized Lease Obligations) which constitute Permitted Indebtedness and (b) to the extent Administrative Agent has the authority under this Section 15.11 to release its Lien on such property.  Notwithstanding the provisions of this Section 15.11, Administrative Agent shall be authorized, without the consent of any Lender and without the requirement that an asset sale consisting of the sale, transfer or other disposition having occurred, to release any security interest in any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards provided that such building, structure or improvement has an immaterial fair market value.

(b)    Each Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to an Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, an Agent may act in any manner it may deem appropriate, in its sole discretion given such Agent’s own interest in the Collateral in its capacity as one of the Lenders and that such Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12            Restrictions on Actions by Lenders; Sharing of Payments.

(a)    Each of the Lenders agrees that it shall not, without the express written consent of Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Administrative Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any of its Subsidiaries or any deposit accounts of any Loan Party or any of its Subsidiaries now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Administrative Agent in excess of such Lender’s Pro Rata Share of all such distributions by Administrative Agent, such Lender promptly shall (A) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13            Agency for Perfection.  Administrative Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Administrative Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver possession or control of such Collateral to Administrative Agent or in accordance with Agent’s instructions.

15.14            Payments by Agent to the Lenders.  All payments to be made by Administrative Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Administrative Agent.  Concurrently with each such payment, Administrative Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15            Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs each Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by an Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by such Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16            Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)    is deemed to have requested that Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party or any of its Subsidiaries (each, a “Report”) prepared by or at the request of Administrative Agent, and Administrative Agent shall so furnish each Lender with such Reports,

(b)    expressly agrees and acknowledges that Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or other party performing any field examination will inspect only specific information regarding the Loan Parties and their Subsidiaries and will rely significantly upon the books and records of Parent and its Subsidiaries, as well as on representations of Borrowers’ personnel,

(d)    agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold each Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold each Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing,  (x) any Lender may from time to time request of Administrative Agent in writing that Administrative Agent provide to such Lender a copy of any report or document provided by any Loan Party or any of its Subsidiaries to Administrative Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Administrative Agent promptly shall provide a copy of same to such Lender, (y) to the extent that an Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or any of its Subsidiaries, any Lender may, from time to time, reasonably request that such Agent to exercise such right as specified in such Lender’s notice to such Agent, whereupon such Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, such Agent promptly shall provide a copy of same to such Lender, and (z) any time that Administrative Agent renders to Borrowers a statement regarding the Loan Account, Administrative Agent shall send a copy of such statement to each Lender.

15.17            Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of an Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of such Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18            Lead Arranger and Book Runner.  Each of the Lead Arranger and Book Runner, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as an Agent, as Swing Lender, or as Issuing Bank.  Without limiting the foregoing, each of the Lead Arranger and Book Runner, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party.  Each Lender, Agent, Swing Lender, Issuing Bank, and each Loan Party acknowledges that it has not relied, and will not rely, on the Lead Arranger or Book Runner in deciding to enter into this Agreement or in taking or not taking action hereunder.  Each of the Lead Arranger and Book Runner, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.

16.          WITHHOLDING TAXES.

16.1            Payments.  All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld tax, and furnish to Administrative Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Loan Parties.   Furthermore, if any such Tax is an Indemnified Taxes or an Indemnified Tax is so levied or imposed, the Loan Parties agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein.  The Loan Parties will promptly pay any Other Taxes or reimburse Administrative Agent for such Other Taxes upon Administrative Agent’s demand.  The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a “Tax Indemnitee”) for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee).  The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of Administrative Agent, and the repayment of the Obligations.

16.2        Exemptions.

(a)    If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Administrative Agent, to deliver to Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only) and Administrative Borrower on behalf of all Borrowers one of the following on or prior to the date on which such Lender or Participant becomes a Lender or Participant under this Agreement and from time to time thereafter upon reasonable request of Administrative Borrower and Administrative Agent:

(i)        if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a ten percent (10%) shareholder of Administrative Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments as applicable);

(ii)        if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E, as applicable;

(iii)        if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)        if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (including a withholding statement and copies of the tax certification documentation for its beneficial owner(s) of the income paid to the intermediary, if required based on its status provided on the Form W-8IMY); or

(v)        a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b)    Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and promptly notify Administrative Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)    If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Administrative Agent and Borrowers, to deliver to Administrative Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, or the providing of or delivery of such forms in the Lender’s reasonable judgment would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided, further, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including its tax returns).  Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and promptly notify Administrative Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)    If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Administrative Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant.  To the extent of such percentage amount, Administrative Agent and Administrative Borrower will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid.  With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable.  Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(e)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Administrative Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Administrative Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Administrative Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 16.2(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

16.3        Reductions.

(a)    If a Lender or a Participant is subject to an applicable withholding tax, Administrative Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax.  If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Administrative Agent (or, in the case of a Participant, to the Lender granting the participation), then Administrative Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)    If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Administrative Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Administrative Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Administrative Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Administrative Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses).  The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

16.4            Refunds.  If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Administrative Borrower on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Administrative Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Administrative Agent or any Lender to pay any amount to an indemnifying party pursuant to this Section 16.4, the payment of which would place Administrative Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

17.          GENERAL PROVISIONS.

17.1            Effectiveness.  This Agreement shall be binding and deemed effective when executed by each Loan Party, each Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2            Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3            Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Loan Party, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4            Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5            Bank Product Providers.  Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom an Agent is acting.  Each Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Administrative Agent as its Administrative Agent and Collateral Agent as its Collateral Agent to have accepted the benefits of the Loan Documents.  It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to an Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that an Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of any Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Administrative Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Administrative Agent as to the amounts that are due and owing to it and such written certification is received by Administrative Agent a reasonable period of time prior to the making of such distribution.  Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider.  In the absence of an updated certification, Administrative Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Administrative Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so.  Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6            Debtor-Creditor Relationship.  The relationship between the Lenders and each Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7            Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8        Revival and Reinstatement of Obligations; Certain Waivers.

(a)    If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to voidable transfers, fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Administrative Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Administrative Agent’s Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Administrative Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.

17.9        Confidentiality.

(a)    Agents and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agents and the Lenders in a confidential manner, and shall not be disclosed by an Agent and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group  and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers); provided, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by an Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation  or pledge of any Lender’s interest under this Agreement; provided, that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that prior to any disclosure to any Person (other than any Loan Party, any Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, any Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)    Anything in this Agreement to the contrary notwithstanding, an Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of such Agent.

(c)    Each Loan Party agrees that Administrative Agent may make materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  Administrative Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Administrative Agent in connection with the Borrower Materials or the Platform.  In no event shall any Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or such Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.  Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Loan Parties shall be deemed to have authorized each Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws.  All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term).  Each Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

(d)    During the course of field examinations and other visits, inspections, examinations and discussions, representatives of an Agent and the Lenders may encounter individually identifiable healthcare information as defined under HIPAA, or other confidential information relating to healthcare patients (collectively, the “Confidential Healthcare Information”).  The Loan Party maintaining such Confidential Healthcare Information shall, consistent with HIPAA’s “minimum necessary” provisions, permit such disclosure for their “healthcare operations” purposes.  Unless otherwise required by law, the Agents, the Lenders and their respective representatives shall not require or perform any act that would cause the Loan Parties or any of their Subsidiaries to violate any laws, regulations or ordinances intended to protect the privacy rights of healthcare patients, including, without limitation, HIPAA.

17.10            Survival.  All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11            Patriot Act; Due Diligence.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.  In addition, each Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners.  Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by an Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.12            Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.13            Parent as Agent for Borrowers.  Each Borrower hereby irrevocably appoints Cross Country Healthcare Inc. as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Loan Party hereby irrevocably appoints and authorizes Administrative Borrower (a) to provide Administrative Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Loan Party and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Loan Parties hereunder and shall bind each Loan Party), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Loan Party), (c) to enter into Bank Product Provider Agreements on behalf of Borrowers and their Subsidiaries, and (d) to take such action as Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof.  Each Loan Party expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Loan Party is dependent on the continued successful performance of the integrated group.  To induce the Lender Group to do so, and in consideration thereof, each Loan Party hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Loan Party or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Loan Parties as herein provided, or (ii) the Lender Group’s relying on any instructions of Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14            Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)        a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:
CROSS COUNTRY HEALTHCARE, INC., a Delaware corporation By: /s/ Kevin C. Clark Name: Kevin C. Clark Title: President and CEO

CEJKA SEARCH, INC., a Delaware corporation By: /s/ Kevin C. Clark Name: Kevin C. Clark Title: Executive Vice President
CROSS COUNTRY STAFFING, INC., a Delaware corporation By: /s/ Kevin C. Clark Name: Kevin C. Clark Title: Executive Vice President
CROSS COUNTRY SUPPORT SERVICES, LLC, a Delaware limited liability company By: /s/ Kevin C. Clark Name: Kevin C. Clark Title: Executive Vice President
ASSIGNMENT AMERICA, LLC, a Delaware limited liability company By: /s/ Kevin C. Clark Name: Kevin C. Clark Title: Executive Vice President

TRAVEL STAFF, LLC, a Delaware limited liability company By: /s/ Kevin C. Clark Name: Kevin C. Clark Title: Executive Vice President
LOCAL STAFF, LLC, a Delaware limited liability company By: /s/ Kevin C. Clark Name: Kevin C. Clark Title: Executive Vice President
OWS, LLC, a Delaware limited liability company By: /s/ Kevin C. Clark Name: Kevin C. Clark Title: Executive Vice President
NEW MEDISCAN II, LLC, a California limited liability company By: /s/ Kevin C. Clark Name: Kevin C. Clark Title: Vice President
MEDISCAN DIAGNOSTIC SERVICES, LLC, a California limited liability company By: /s/ Kevin C. Clark Name: Kevin C. Clark Title: Vice President

ADVANTAGE RN, LLC, a Delaware limited liability company By: /s/ Kevin C. Clark Name: Kevin C. Clark Title: Executive Vice President
AMERICAN PERSONNEL, INC., a Massachusetts corporation By: /s/ Kevin C. Clark Name: Kevin C. Clark Title: Executive Vice President
ADVANTAGE RN LOCAL STAFFING, LLC, a Delaware limited liability company By: /s/ Kevin C. Clark Name: Kevin C. Clark Title: Executive Vice President
MEDICAL DOCTOR ASSOCIATES, LLC, a Delaware limited liability company By: /s/ Kevin C. Clark Name: Kevin C. Clark Title: Executive Vice President

GUARANTORS:

ARNCP, LLC, a Delaware limited liability
company

By: /s/ Kevin C. Clark
Name: Kevin C. Clark
Title: Executive Vice President

MDA HOLDINGS, INC., a Delaware corporation
By: /s/ Kevin C. Clark
Name: Kevin C. Clark
Title: Executive Vice President

CREDENT VERIFICATION AND
LICENSING SERVICES, LLC, a Delaware
limited liability company
By: /s/ Kevin C. Clark
Name: Kevin C. Clark
Title: Executive Vice President

MEDISCAN NURSING STAFFING, LLC, a
California limited liability company
By: /s/ Kevin C. Clark
Name: Kevin C. Clark
Title: Vice President

WELLS FARGO BANK,NATIONAL
ASSOCIATION
a national banking association, as Administrative Agent,
Collateral Agent and as a Lender

By: /s/ Carl Schmitt
Name: Carl Schmitt
Its Authorized Signatory

PNC BANK, National Association, as a Lender

By: /s/ Scott Goldstein ___________________________
Name: Scott Goldstein
Its Authorized Signatory